UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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SemGroup2018 Proxy Statement Notice of Annual Meeting of Stockholders to be held on May 16, 2018

SEMGROUP CORPORATION

Two Warren Place

6120 S. Yale Avenue, Suite 1500

Tulsa, Oklahoma 74136-4231

April 13, 2018

LETTER FROM THE CHAIRMAN OF THE BOARD

TO OUR STOCKHOLDERS

On behalf of SemGroup’s Board of Directors, I am pleased to invite you to our Annual Meeting of Stockholders on May 16, 2018. The attached Proxy Statement contains important information about the business to be conducted at the Annual Meeting. Whether or not you plan to attend, we encourage you to vote your proxy as soon as possible so that your shares will be represented at the meeting.

This year we will vote on the election of seven directors and the ratification of Grant Thornton LLP’s selection as the company’s independent registered public accounting firm for 2018. We will also conduct a non-binding advisory vote to approve the compensation of the company’s named executive officers and a vote to approve an amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Class A Common Stock from 90,000,000 shares to 180,000,000 shares. In addition, leadership will provide a report on the company’s business and stockholders will have an opportunity to ask questions.

SemGroup’s Board of Directors is committed to strong corporate governance, stockholder transparency and consistent value creation for our investors. The Board and management team are comprised of individuals with decades of industry experience and diverse perspectives. As stewards of your investment in SemGroup, we are focused on achieving results for you.

Thank you for your continued support of SemGroup.

Thomas R. McDaniel
Chairman, Board of Directors

SEMGROUP CORPORATION

Two Warren Place

6120 S. Yale Avenue, Suite 1500

Tulsa, Oklahoma 74136-4231

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF SEMGROUP CORPORATION

Date:	May 16, 2018
Time:	9:00 a.m., local time
Place:	Two Warren Place, 5th Floor,
6120 South Yale Avenue, Tulsa, Oklahoma 74136

AGENDA:

•	Election of seven directors named in the proxy statement;

•	Advisory vote to approve the compensation of our executive officers disclosed in the proxy statement;

•	Ratification of appointment of Grant Thornton LLP as our independent registered public accounting firm for 2018;

•	Approval of an amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of our Class A Common Stock from 90,000,000 shares to 180,000,000 shares, as described in Proposal 4 in the proxy statement; and

•	Transaction of such other business as may properly come before the meeting or any adjournment thereof.

Record Date: You can vote if you were a stockholder of record on March 29, 2018.

Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

By Order of the Board of Directors,

William H. Gault

Secretary

April 13, 2018

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders to be Held on May 16, 2018: Stockholders may view the accompanying proxy statement, our form of proxy and our 2017 Annual Report to Stockholders over the Internet by accessing our website at http://www.semgroupcorp.com.

SEMGROUP CORPORATION

Two Warren Place

6120 S. Yale Avenue, Suite 1500

Tulsa, Oklahoma 74136-4231

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 16, 2018

This proxy statement is furnished in connection with the solicitation by the Board of Directors of SemGroup Corporation, a Delaware corporation (the “Company,” “SemGroup,” “we,” “our” or “us”), of proxies to be voted at the Annual Meeting of Stockholders to be held on May 16, 2018, or at any adjournment thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement and accompanying proxy were first sent on or about April 13, 2018, to stockholders of record on March 29, 2018.

Holders of record of our Class A Common Stock (the “Class A Common Stock”) and Series A Cumulative Perpetual Convertible Preferred Stock (“Preferred Stock”) at the close of business on the record date, March 29, 2018, will be entitled to notice of, and to vote at, the Annual Meeting. As of March 29, 2018, there were                  shares of our Class A Common Stock outstanding and 350,000 shares of Preferred Stock outstanding. Each share of Class A Common Stock is entitled to one vote. Holders of shares of Preferred Stock are entitled to vote together with the holders of shares of Class A Common Stock as a single class. Each holder of shares of Preferred Stock is entitled to a number of votes equal to the number of votes such holder would have had if all shares of Preferred Stock held by such holder had been converted into shares of Class A Common Stock as of the record date. As of the record date, March 29, 2018, the outstanding shares of Preferred Stock were convertible into an aggregate of 10,606,061 shares of Class A Common Stock and such amount represents an equal number of votes that may be cast at the Annual Meeting in person or by proxy by holders of such stock. There are no other classes of stock outstanding. Accordingly, the total number of shares entitled to vote at the Annual Meeting, giving effect to the Preferred Stock on an as-converted basis, is                 . There is no cumulative voting with respect to the election of directors.

For more information about this solicitation and voting, please see the Questions and Answers section below.

Proposal 1 — Election of Directors Page 4

4	Nominees for Directors

8	Corporate Governance

42	Director Compensation

Proposal 2 — Advisory Vote on Executive Compensation Page 13

20	Executive Compensation

20	Compensation Discussion and Analysis

31	Compensation Committee Report

32	Summary Compensation Table

33	Grants of Plan-Based Awards During 2017

34	Outstanding Equity Awards at Fiscal Year-End 2017

35	Option Exercises and Stock Vested During 2017

35	CEO Pay Ratio

35	Potential Payments Upon Termination or Change in Control

41	Compensation Committee Interlocks and Insider Participation

Proposal 3 — Ratification of Appointment of Independent Registered Public Accounting Firm Page14

14	Change in Independent Registered Public Accounting Firm

14	Fees of Independent Registered Public Accounting Firm

15	Audit Committee Pre-Approval Policies and Procedures

45	Report of the Audit Committee

Proposal 4 — Approval of an Amendment to our Amended and Restated Certificate of Incorporation, as Amended, to Increase the Number of Shares of Authorized Class A Common Stock Page 16

QUESTIONS AND ANSWERS

Q:	Who is soliciting my proxy?

A:	The Board of Directors of SemGroup (the “Board of Directors” or the “Board”).

Q:	Where and when is the Annual Meeting?

A:	9:00 a.m., local time, May 16, 2018, at Two Warren Place, 5th Floor, 6120 South Yale Avenue, Tulsa, Oklahoma 74136.

Q:	What am I voting on at the Annual Meeting?

A:	•	The election of the seven nominees named in this proxy statement to our Board of Directors.

	•	An advisory vote on executive compensation.

	•	The ratification of Grant Thornton LLP as our independent registered public accounting firm for 2018.

	•	Approval of an amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of our Class A Common Stock from 90,000,000 shares to 180,000,000 shares.

Q:	How does the Board of Directors recommend I vote?

A:	Please see the information included in this proxy statement relating to each of the matters to be voted on. Our Board of Directors recommends that you vote:

	•	“FOR” the election of all of the nominees for director named in this proxy statement;

	•	“FOR” the approval, on an advisory basis, of the compensation of our executive officers named in this proxy statement;

	•	“FOR” ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2018; and

	•	“FOR” the approval of an amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of our Class A Common Stock from 90,000,000 shares to 180,000,000 shares.

Q:	How do I vote?

A:	Stockholders of Record. If you are a stockholder of record, you may vote by using any of the following methods:

	•	VOTE BY INTERNET: You may use the Internet to vote by following the simple instructions on the enclosed proxy card. When voting by Internet, you will need to have your proxy card in hand, so that you can reference the required Control Number.

	•	VOTE BY TELEPHONE: You may use any touch-tone telephone to vote by following the simple instructions on the enclosed proxy card. You will need to have your proxy card in hand when you call so that you can reference the required Control Number.

	•	VOTE BY MAIL: You may vote by marking, signing and dating your proxy card and promptly returning it in the enclosed postage-paid envelope.

The persons named as your proxy holders on the proxy card will vote the shares represented by your proxy in accordance with the specifications you make. If no specification is made, such shares will be voted:

	•	“FOR” the election of all of the nominees for director named in Proposal 1; and

	•	“FOR” Proposals 2, 3, and 4.

Please carefully consider the information contained in this proxy statement. Whether or not you expect to attend the Annual Meeting in person, we urge you to vote by Internet or telephone, or by signing, dating and returning the enclosed proxy card as promptly as possible in the postage-paid envelope provided, to ensure your representation and the presence of a quorum at the Annual Meeting. Stockholders of record desiring to vote in person at the Annual Meeting may vote on the ballot provided at the meeting.

Beneficial Owners. If your shares are held in a brokerage account, by a bank, by a trustee, or by another nominee, please follow the voting instructions provided by your broker or other nominee. Most brokers or other nominees permit their customers to vote by telephone or by Internet, in addition to voting by signing, dating and returning the voting instruction form in the postage-paid envelope provided.

Beneficial owners desiring to vote at the Annual Meeting will need to contact the broker, bank, trustee, or other nominee that is the holder of record of their shares to obtain a “legal proxy” to bring to the Annual Meeting.

Q:	Who will count the vote?

A:	Representatives of Computershare will count the votes and serve as the inspector of the election.

Q:	What constitutes a quorum?

A:	Stockholders representing at least a majority of our outstanding Class A Common Stock as of the record date must be present at the Annual Meeting, either in person or by proxy, for there to be a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Q:	What vote is needed for these proposals to be adopted?

A:	Proposal 1—Election of Directors. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. This means that the nominees with the largest number of votes “for” will be elected as directors, up to the maximum number of directors to be chosen at the election. With respect to the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees, or vote in favor of all nominees except any specific nominee(s) listed as to which you withhold your votes. Votes withheld are deemed present at the meeting and thus will be counted for purposes of determining whether there is a quorum.

Pursuant to our Corporate Governance Guidelines and Principles, each nominee for director is required to tender his or her irrevocable resignation as a director conditioned upon (i) the director receiving more “withhold” votes than “for” votes in an uncontested election and (ii) the Board accepting such resignation. In the event a nominee for director receives more “withhold” votes than for “for” votes in the election, the Nominating and Corporate Governance Committee of our Board of Directors shall promptly consider the tendered resignation and recommend to the Board the action to be taken with respect to such tendered resignation, and the Board will then act on such recommendation.

Proposal 2—Advisory Vote on Executive Officer Compensation. The approval, on an advisory basis, of the compensation paid to our executive officers named in this proxy statement requires the affirmative vote of a majority of shares present or represented by proxy and entitled to vote thereon at the Annual Meeting. Abstentions, which are included in the calculation of the number of shares present or represented by proxy and entitled to vote at the Annual Meeting, will have the effect of a vote against the proposal. The results of the advisory vote on executive officer compensation will not be binding on SemGroup or the Board of Directors.

Proposal 3—Ratification of Independent Registered Public Accounting Firm. The appointment of Grant Thornton LLP as our independent registered public accounting firm for the year 2018 will be ratified if a majority of the shares present or represented by proxy and entitled to vote, vote in favor. Abstentions with respect to the ratification of the appointment of Grant Thornton, LLP as our independent registered public accounting firm will have the effect of a vote against the proposal.

Proposal 4—Approval of Amendment to SemGroup Amended and Restated Certificate of Incorporation, as Amended. The approval of the amendment to our Amended and Restated Certificate of Incorporation, as amended, requires the affirmative vote of a majority of the outstanding shares entitled to vote. Abstentions will have the effect of a vote against the proposal.

A broker non-vote will have no effect on the outcome of the election of directors or Proposals 2 and 3. A broker non-vote will have the same effect as a vote against Proposal 4.

Q:	How will my shares be voted if they are held in a broker’s name?

A:	If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority under the New York Stock Exchange (“NYSE”) rules to vote shares on certain matters (such as the ratification of independent registered public accounting firm and approval of the amendment to our Amended and Restated Certificate of Incorporation, as amended) when their customers do not provide voting instructions. However, on “non-routine” matters, when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. The election of directors and the proposal seeking approval, on an advisory basis, of the compensation paid to our named executive officers, are considered “non-routine” matters. Accordingly, if you hold your shares through an account with a bank or broker, such organization may not vote your shares on these important proposals unless you have provided specific instructions as how to vote on these proposals. Please be sure to give specific voting instructions to your bank or broker so that your vote may be counted.

Q:	What should I do now?

A:	You should vote your shares by the Internet, by telephone or by returning your signed and dated proxy card in the enclosed postage-paid envelope as soon as possible so that your shares will be represented at the Annual Meeting.

Q:	Who conducts the proxy solicitation and how much will it cost?

A:	We are asking for your proxy for the Annual Meeting and will pay all the costs of asking for stockholder proxies. We can ask for proxies through the mail or by telephone, fax, or in person. We can use our directors, officers and employees to ask for proxies. These people do not receive additional compensation for these services. In addition, we have retained D.F. King & Co., Inc. to aid in the solicitation of proxies at a base fee of $12,500, plus reasonable out-of-pocket expenses and disbursements. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our stock.

Q:	Can I revoke my proxy?

A:	Yes. You can change your vote in one of four ways at any time before your proxy is used. First, you can enter a new vote by telephone or Internet. Second, you can revoke your proxy by giving written notice to the Secretary of SemGroup at any time before it is voted. Third, you can send a later dated proxy changing your vote. Fourth, you can attend the Annual Meeting and vote in person.

Q:	Who should I call with questions?

A:	If you have questions about the Annual Meeting, you should call William H. Gault, Secretary, at (918) 524-8100.

Q:	When are the stockholder proposals for the Annual Meeting held in 2019 due?

A:

In order to be considered for inclusion in our proxy materials, you must submit proposals for next year’s annual meeting in writing to our Secretary at our executive offices at Two Warren Place, 6120 S. Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136, on or prior to December 14, 2018. Such proposals also must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

In accordance with our Amended and Restated Bylaws, a stockholder who intends to submit a proposal for consideration, but not for inclusion in our proxy materials, or who intends to nominate a candidate for election as a director, must provide written notice of the matter to our Secretary at Two Warren Place, 6120 S. Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136, not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Amended and Restated Bylaws, as amended (and not pursuant to Rule 14a-8 under the Securities Exchange Act of 1934) must be received no earlier than January 16, 2019, and no later than February 15, 2019.

PROPOSAL 1 ELECTION OF DIRECTORS

Our Amended and Restated Bylaws provide that our Board of Directors shall consist of not less than three nor more than 11 directors, as determined from time to time by resolution of the Board of Directors. The number of directors is currently fixed at seven. Directors are elected by the stockholders to serve for a one-year term expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. The term of the current directors will expire at the Annual Meeting.

In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Ronald A. Ballschmiede, Sarah M. Barpoulis, Carlin G. Conner, Karl F. Kurz, James H. Lytal, William J. McAdam and Thomas R. McDaniel to the Board of Directors. All of the nominees are presently directors of SemGroup.

The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, for the election of each of the nominees for director. Should any nominee named herein become unable for any reason to stand for election as a director, it is intended that the persons named in such proxy will vote for the election of such other person or persons as the Nominating and Corporate Governance Committee may recommend and the Board of Directors may propose to replace such nominee. We know of no reason why any of the nominees will be unavailable or unable to serve.

As noted earlier in the Questions and Answers section of this proxy statement, pursuant to our Corporate Governance Guidelines and Principles of the Board of Directors, as a requirement for nomination as a director, each nominee for director must tender his or her irrevocable resignation as a director conditioned upon (i) the director receiving more “withhold” votes than “for” votes (a “Majority Withhold Vote”) in an uncontested election and (ii) the Board accepting such resignation. In the event a nominee for director receives a Majority Withhold Vote in an uncontested election, the Nominating and Corporate Governance Committee of our Board of Directors shall promptly consider the tendered resignation and recommend to the Board the action to be taken with respect to such tendered resignation. The Nominating and Corporate Governance Committee is authorized to consider all factors it deems relevant to the best interests of the Company and its stockholders in reaching its recommendation. The Board will then act on such recommendation no later than 90 days following the certification of the election results. Following the Board’s decision, the Company will publicly disclose the Board’s decision and, if applicable, the reasons for rejecting the tendered resignation. Accordingly, the seven nominees with the largest number of “for” votes will be elected as directors, and in the event any nominee receives a Majority Withhold Vote, the resignation policy as summarized here will apply. The director resignation policy is set forth in our Corporate Governance Guidelines and Principles and is available on our website at http://www.semgroupcorp.com under the “Corporate Governance—Governance Documents” caption on the “Investor Relations” page.

Our Board of Directors recommends a vote “FOR” all nominees for directors.

Nominees for Directors

Set forth below is information with respect to each nominee for director, including information they have furnished as to his or her principal occupation or employment for the past five or more years and certain other directorships held. Each nominee’s information below also includes a summary of each individual’s experience, qualifications, attributes and skills that have led to the conclusion that each individual should serve as a director. In addition to the specific experiences, qualifications, attributes and/or skills set forth below, each nominee generally has demonstrated the highest professional and personal ethics, a broad range of experience in business, government and/or technology, the ability to provide insights and practical wisdom based on his or her experience and expertise, a commitment to enhancing stockholder value, compliance with legal and regulatory requirements and the ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of SemGroup. See “—Corporate Governance—Consideration of Director Nominees” below for additional information regarding director nominees and the nominating process.

Ronald A. Ballschmiede, age 62, has served as a director of SemGroup since 2009. He currently serves as Chair of the Nominating and Corporate Governance Committee of the Board of Directors and as a member of the Audit Committee of the Board of Directors. Since 2015, Mr. Ballschmiede has served as Executive Vice President and Chief Financial Officer of Sterling Construction Company, Inc. (“Sterling”), a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects. Mr. Ballschmiede served as a director of the general partner of Rose Rock Midstream, L.P. (“Rose Rock” or “RRMS”), a publicly traded master limited partnership and subsidiary of SemGroup which owned and operated a diversified portfolio of midstream energy assets, from April 2016 to September 2016 when

SemGroup acquired all of Rose Rock. From 2006 to 2015, Mr. Ballschmiede served as Executive Vice President and Chief Financial Officer of Chicago Bridge & Iron Co. N.V. (“CB&I”), a leading engineering, procurement and construction company that focuses on the energy and natural resource industry. Prior to joining CB&I, he had a 29-year career in public accounting, primarily focused on serving public companies in the manufacturing and construction industry. From 2002 to 2006, Mr. Ballschmiede served as a partner with Deloitte & Touche LLP. From 1977 to 2002, he was employed by Arthur Andersen, LLP, becoming a partner in its audit division in 1989. Mr. Ballschmiede graduated from Northern Illinois University with a Bachelor of Science degree in accounting and is a certified public accountant.

Mr. Ballschmiede provides the Board with extensive accounting and financial expertise gained from his service as Executive Vice President and Chief Financial Officer of Sterling and CB&I and his prior experience as a partner of Deloitte & Touche LLP and Arthur Andersen, LLP. His experience and knowledge make him a valuable contributor of financial, accounting and risk management expertise to the Board. Mr. Ballschmiede qualifies as an “audit committee financial expert” as defined by the U.S. Securities and Exchange Commission (“SEC”).

Sarah M. Barpoulis, age 52, has served as a director of SemGroup since 2009. She currently serves as Chair of the Audit Committee of the Board of Directors. Since 2003, she has provided asset management and advisory services to the merchant energy sector through Interim Energy Solutions, LLC, a company she founded. From 1991 to 2003, Ms. Barpoulis was employed with PG&E National Energy Group, Inc., now known as National Energy & Gas Transmission, Inc. (“National Energy”), a company that developed, built, owned and operated electric generating and natural gas pipeline facilities and provided energy trading, marketing and risk management services, last serving as Senior Vice President, commercial operations and trading. Ms. Barpoulis serves on the board of directors of South Jersey Industries, an energy services holding company with utility and non-utility operations. She is also a director of South Jersey Energy Company and Educare, DC. She previously served as a director of Reliant Energy, Inc. from 2006 to 2008. Ms. Barpoulis has a master’s degree in business administration from the Tuck School of Business at Dartmouth College and a Bachelor of Science and engineering degree from Princeton University.

Ms. Barpoulis provides the Board with valuable executive-level leadership experience and risk management and business planning expertise obtained from her consulting services provided through Interim Energy Solutions, LLC and her varied roles of increasing responsibility with National Energy. She has received a Certificate of Director Education from the NACD and qualifies as an “audit committee financial expert” as defined by the SEC. Her risk management expertise, background and prior board and work experience allow her to be a valuable contributor to the Board.

Carlin G. Conner, age 50, became President, Chief Executive Officer, and a director of SemGroup in 2014 and began driving a strategy toward focused growth and long-term value creation. In 2000, he joined a subsidiary of Oiltanking GmbH (“Oiltanking”), an independent worldwide storage provider of crude oil, refined petroleum products and liquid chemicals. During his nearly 14 years with Oiltanking and its affiliates he focused on international business development while serving in various leadership roles. From 2012 to 2014, Mr. Conner served as managing director of Oiltanking and he served as chairman of the board of directors of the general partner of Oiltanking Partners, L.P., a publicly traded master limited partnership engaged in independent terminaling, storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas, from 2011 to 2014. From 2012 to 2014, Mr. Conner also served as an executive board member of Marquard & Bahls, AG, the parent company of Oiltanking, where he was instrumental in defining a new strategy for the energy supply, trading, and logistics business across Europe, the Americas, Asia, and Africa. He began his career at GATX Terminals Corporation and served in various roles, including operations and commercial management. From April 2014 to October 2014, Mr. Conner served on the board of directors of the general partner of NGL Energy Partners LP, a publicly traded master limited partnership engaged in water solutions, crude oil logistics, NGL logistics, refined products/renewables and retail propane. He also served as chairman of the board of directors, president and chief executive officer of the general partner of Rose Rock from 2014 until September 2016, when SemGroup acquired all of Rose Rock. Mr. Conner holds a bachelor’s degree in environmental science from McNeese State University, where he was also named 2016 Distinguished Alumnus of the Year. In addition, he completed INSEAD and MCE executive management training in France and Belgium, respectively.

Mr. Conner provides the Board with more than 25 years of experience in the midstream industry and executive level experience gained through his services with Oiltanking and its affiliates as described above. He also has substantial board experience related to management and oversight of a midstream publicly traded master limited partnership. In addition, Mr. Conner serves as our President and Chief Executive Officer and is able to provide the Board valuable insight with respect to our management and operations. His industry knowledge, board experience and positions as President and Chief Executive Officer allow him to be a valuable contributor to the Board.

Karl F. Kurz, age 56, has served as a director of SemGroup since 2009. He currently serves on the Compensation Committee and on the Nominating and Governance Committee of the Board of Directors. From 2009 through 2012, Mr. Kurz served as a managing director of CCMP Capital Advisors, LLC, a global private equity firm. From 2000 to 2009, he was employed with Anadarko Petroleum Corporation, one of the largest independent oil and gas exploration and production companies in the world, last serving as Chief Operating Officer from December 2006. Prior to this position, he served Anadarko Petroleum Corporation in various capacities, including as Senior Vice President, North America operations, midstream and marketing, General Manager, U.S. onshore, Senior Vice President, marketing, and Vice President marketing. Prior to joining Anadarko Petroleum Corporation, Mr. Kurz previously served as general manager of midstream and marketing for Vastar Resources, Inc. and, prior to that, as manager of crude oil marketing for ARCO Oil & Gas Company. He currently serves on the boards of American Water Works Company, Inc. (the largest and most geographically diverse publicly traded U.S. water and wastewater utility company), WPX Energy, Inc. (an oil-focused energy company with operations in the U.S. Permian, Williston and San Juan and one of the 20 largest U.S. producers based on total assets and market capitalization), and Siluria Technologies (a developer of technologies for the commercial production of fuels and chemicals made from natural gas) and previously served on the boards of Western Gas Partners, Chaparral Energy, Inc., Global Geophysical Services, Inc. and RTS Services. Mr. Kurz graduated with a Bachelor of Science degree in petroleum engineering from Texas A&M University. He is also a graduate of Harvard University Business School’s advanced management program.

Mr. Kurz provides the Board extensive knowledge of the midstream energy services industry and executive-level leadership experience gained through his services provided to Anadarko Petroleum Corporation, Vastar Resources, Inc. and Arco Oil & Gas Company as described above. In addition, he brings public company board experience to our Board. His industry knowledge, executive-level leadership experience in relatively complex organizations and public company board experience allow Mr. Kurz to be a qualified and valuable contributor to the Board.

James H. Lytal, age 60, has served as a director of SemGroup since 2011. He currently serves as Chair of the Compensation Committee and as a member of the Audit Committee of the Board of Directors. Since 2009, Mr. Lytal has served as a senior advisor to Global Infrastructure Partners, a New York based partnership that invests in infrastructure assets globally. From 1994 to 2004, Mr. Lytal was President of Leviathan Gas Pipeline Partners, which later became El Paso Energy Partners, and then Gulfterra Energy Partners, where he served on the board of directors. In 2004, Gulfterra Energy Partners merged with Enterprise Products Partners, one of the largest publicly-traded energy partnerships in the United States, where Mr. Lytal served as Executive Vice President until 2009. From 1998 to 2008, he was directly involved in the development of over $3 billion in offshore platform and oil and gas pipeline projects. Having entered the energy industry in 1980, Mr. Lytal’s business experience includes midstream mergers, acquisitions and master limited partnership drop-downs, as well as onshore midstream and deepwater asset development and management. Mr. Lytal currently serves on the board of Rice Midstream Management LLC, the general partner of Rice Midstream Partners LP (a fee-based, growth-oriented limited partnership formed by Rice Energy Inc. to own, operate, develop and acquire midstream assets in the Appalachian basin), and Archrock, Inc. (a U.S. natural gas contract compression services company). He previously served as a director of Azure Midstream Partner GP, LLC, the general partner of Azure Midstream Partners LP (a fee-based, growth oriented limited partnership formed to develop, operate, and acquire midstream energy assets) until May 2017. Mr. Lytal graduated from the University of Texas at Austin with a Bachelor of Science degree in petroleum engineering.

Mr. Lytal has over 37 years of experience in the midstream/MLP industry and provides the Board a broad range of knowledge and understanding in the management of midstream assets. His experience, executive leadership skills and familiarity with governance issues, particularly in the midstream sector, qualify him as a valuable and resourceful member of the Board.

William J. McAdam, age 66, has served as a director of SemGroup since 2017. He serves on the Nominating and Corporate Governance Committee and Compensation Committee of the Board of Directors. Mr. McAdam was President and Chief Executive Officer of Aux Sable Liquid Products Inc., Aux Sable Canada LP, and Aux Sable Midstream LLC (North American midstream energy companies) from 2000 to 2013. Prior to joining Aux Sable, he held progressively more senior positions with Imperial Oil and Exxon Chemical from 1974 to 1994 in the engineering, refining, fertilizer, petrochemicals, planning and natural gas liquids businesses in the United States and Canada. He began working with Aux Sable in 1995 during its development phase until 1998, and was President of Mapco Canada Energy Inc. from 1998 until 1999. Mr. McAdam joined Aux Sable in 1999 to lead the start-up and development of the Aux Sable business in conjunction with the construction and commissioning of the Alliance Pipeline/Aux Sable rich gas system in 2000. He serves as a director of Seven Generations Energy Ltd., a Canadian exploration and production company, and Tundra Energy Marketing Limited, a Canadian midstream service provider. Mr. McAdam previously served as a director of Canexus Corporation, a Canadian chemical manufacturing and handling company until it was acquired in March 2017 by ChemTrade Logistics Income Fund. He earned a Bachelor of Science in Chemical Engineering from Queen’s University and a Master of Business Administration from McMaster University. Mr. McAdam earned the ICD.D designation from the Institute of Corporate Directors in 2015.

Mr. McAdam has over 43 years of experience in the energy industry and provides the Board a robust knowledge and understanding of the Canadian and U.S. energy sector. His executive leadership gained through his service to Aux Sable combined with his industry and public company board experience qualify him to make valuable contributions to the Board.

Thomas R. McDaniel, age 69, has served as a director of SemGroup since 2009 and as Chairman of the Board of Directors since 2017. Mr. McDaniel was Executive Vice President, Chief Financial Officer and Treasurer of Edison International, a generator and distributor of electric power and investor in infrastructure and energy assets, before retiring in 2008 after 37 years of service.

Prior to 2005, he was Chairman, Chief Executive Officer and President of Edison Mission Energy, Edison International’s power generation subsidiary specializing in the development, acquisition, construction, management and operation of power production facilities. Prior to that, Mr. McDaniel served as President and Chief Executive Officer of Edison Capital, a capital and financial services business subsidiary which invests worldwide in energy and infrastructure projects. Mr. McDaniel serves on the board of directors of SunPower Corporation, a manufacturer of high-performance solar electric systems worldwide for residential, commercial and utility-scale power plant customers. He has previously served on the board of directors of Cypress Envirosystems, a subsidiary of Cypress Semiconductor Corp., Aquion Energy, Inc., a manufacturer of proprietary Aqueous Hybrid Ion (AHI™) batteries and battery systems for long-duration, stationary energy storage applications, and Tendril, Inc., a provider of energy services management solutions. Mr. McDaniel graduated from the University of California at Los Angeles with a Bachelor of Science degree.

Mr. McDaniel has extensive operational and financial management experience gained from his roles of increasing responsibility with Edison International. In addition, he provides the Board with his experience as a director and audit committee member of a public company. Mr. McDaniel’s operational and financial management experience and his understanding of the role of board of directors allow him to be a valued contributor to the Board and as Chairman.

Corporate Governance

Our Board of Directors is committed to sound and effective governance practices. Our Board of Directors has adopted corporate governance guidelines titled “Corporate Governance Guidelines and Principles of the Board of Directors” which provide a framework of governance principles and procedures to assist in the operation of the Board of Directors. The guidelines address, among other things, director qualifications, director independence, composition of the Board, director responsibilities, Board committees, Board self-evaluation and management review and succession. The Nominating and Corporate Governance Committee reviews the guidelines periodically, and the guidelines may be amended at any time upon recommendation by Nominating and Corporate Governance Committee and approval of the Board of Directors.

SemGroup has a Code of Business Conduct and Ethics for directors, officers (including the chief executive officer, principal financial officer and principal accounting officer) and employees. SemGroup also has a separate Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which contain provisions specifically applicable to our chief executive officer and senior financial officers, including our chief financial officer and chief accounting officer.

The Corporate Governance Guidelines and Principles, the Code of Business Conduct and Ethics and the Code of Ethics for the Chief Executive Officer and Senior Financial Officers are available on our website at http://www.semgroupcorp.com under the “Corporate Governance—Governance Documents” caption on the “Investor Relations” page and copies of these documents may also be obtained in print by any stockholder who requests them from our corporate secretary. If we amend the Code of Business Conduct and Ethics or Code of Ethics for the Chief Executive Officer and Senior Financial Officers or waive the Code of Business Conduct and Ethics or Code of Ethics for the Chief Executive Officer and Senior Financial Officers with respect to the chief executive officer, principal financial officer or principal accounting officer, we will post the amendment or waiver, as the case may be, at the same location on our website.

Director Independence. Our Board of Directors has adopted a formal set of categorical independence standards with respect to the determination of director independence based on the NYSE listing standards. These standards are set forth in our Director Nomination Policy which is available on our website at http://www.semgroupcorp.com under the “Corporate Governance—Governance Documents” caption on the “Investor Relations” page. The provisions of the Director Nomination Policy regarding director independence meet and in some areas exceed the listing standards of the NYSE. In order to be considered independent a director must be determined to have no material relationship with the Company other than as a director.

Under the Director Nomination Policy, an “independent director” is one who:

•	has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company;

•	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

•	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

•	has not received, and no member of his or her immediate family has received, more than $100,000 per year in direct compensation from the Company in any capacity other than as a director or as a pension for prior service during the past three years;

•	(i) is not and no member of his or her immediate family is a current partner of a firm that is the Company’s internal or external auditor; (ii) is not a current employee of the Company’s internal or external auditor; (iii) does not have an immediate family member who is a current employee of the Company’s internal or external auditor and who participates in that firm’s audit, assurance or tax compliance (but not tax planning) practice; and (iv) within the last three years was not, and no member of his or her immediate family was (and no longer is), a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

•	is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

•	is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million or two percent of such other company’s consolidated revenues during any of the past three years;

•	is free of any relationships with the Company that may impair, or appear to impair, his or her ability to make independent judgments; and

•	is not and no member of his or her immediate family is employed as an executive officer of a charitable organization that receives contributions from the Company or a Company charitable trust in an amount which exceeds the greater of $1 million or two percent of such charitable organization’s total annual receipts.

For purposes of determining a “material relationship,” the following standards are utilized:

•	any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

•	the aggregate amount of such payments must not exceed two percent of the Company’s consolidated gross revenues; provided, however, there may be excluded from this two percent standard payments arising from (i) competitive bids which determined the rates or charges for the services and (ii) transactions involving services at rates or charges fixed by law or governmental authority.

For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse, parents, stepparents, children, stepchildren, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home and (ii) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a 5% equity interest.

In accordance with the Director Nomination Policy and the current director independence standards of the NYSE, the Board undertook its annual review of director and director nominee independence. During this review, the Board considered transactions and relationships between each director and director nominee or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors, nominees or any member of their immediate family (or any entity of which a director, director nominee or an immediate family member is an executive officer, general partner or significant equity holder). As provided in the Director Nomination Policy and the NYSE independence standards, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director or nominee is independent.

The Board of Directors has affirmatively determined that each of Mr. Ballschmiede, Ms. Barpoulis, Mr. Kurz, Mr. Lytal, Mr. McAdam and Mr. McDaniel, current directors of the Company, are independent under the standards set forth in the Director Nomination Policy and the current director independence standards of the NYSE. Mr. Conner is not considered to be independent because of his current employment as our President and Chief Executive Officer.

Board Meetings and Attendance. The Board held 18 meetings during the year ended December 31, 2017. During that year, each of our directors attended at least 75 percent of the aggregate number of Board meetings and meetings held by all committees on which he or she then served. In addition, the Board of Directors took action one time during 2017 by unanimous written consent.

Director Attendance at Annual Meeting of Stockholders. Each director is encouraged to participate in our annual meetings of stockholders. Each of our directors then serving attended our 2017 annual meeting of stockholders.

Board Leadership Structure and Role in Risk Oversight. While we currently separate the offices of Chairman of the Board and Chief Executive Officer, our Corporate Governance Guidelines and Principles specify that the Board of Directors has no policy mandating the separation of the offices of Chairman of the Board and Chief Executive Officer, as our Board believes it is in our best interest to have flexibility in selecting our Chairman and board leadership structure as future circumstances may warrant. Our Board’s oversight of risk management (discussed below) has had no effect on our leadership structure.

Our Board of Directors has six independent members and only one non-independent member. A number of our independent board members are currently serving or have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the independent oversight of the Board by the non-executive Chairman, benefits our Company and our stockholders.

Our Board of Directors is responsible for oversight of our enterprise-wide risk and has approved our Comprehensive Risk Management Policy that reflects an enterprise-wide approach to risk management and considers both financial and non-financial risks. Our Comprehensive Risk Management Policy and its associated framework is designed to ensure we:

•	identify and communicate our risk appetite and risk tolerances;

•	establish an organizational structure that prudently separates responsibilities for executing, valuing and reporting our business activities;

•	value (where appropriate), report and manage all material business risks in a timely and accurate manner;

•	effectively delegate authority for committing our resources;

•	foster the efficient use of capital and collateral; and

•	minimize the risk of a material adverse event.

The Audit Committee of our Board of Directors has oversight responsibilities for the implementation of, and compliance with, our Comprehensive Risk Management Policy on behalf of the Board of Directors.

While the Board of Directors oversees our risk management, our management is responsible for day-to-day risk management processes. We have established an executive management committee, comprised of corporate officers, which oversees the financial and non-financial risks associated with all activities governed by our Comprehensive Risk Management Policy and its associated framework, including: asset operations; marketing; investments, divestitures, and other capital expenditures and dispositions; credit risk management; and other strategic activities. We also have a separate risk management group that is assigned responsibility for independently monitoring compliance with, reporting on, and enforcing the provisions of our Comprehensive Risk Management Policy.

Board Committees. The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of the current members of each of the committees qualifies as an “independent” director under the current listing standards of the NYSE.

The table shows the current membership of the Committees and identifies our independent directors:

Name	Ronald A. Ballschmiede	Sarah M. Barpoulis	Carlin G. Conner	Karl F. Kurz	James H. Lytal	William J. McAdam	Thomas R. McDaniel
Audit	X	X*			X
Compensation				X	X*	X
Nominating and Corporate Governance	X*			X		X
Independent Directors	X	X		X	X	X	X

* Denotes Committee Chairman.

Audit Committee. The Board of Directors has determined that Ronald A. Ballschmiede and Sarah M. Barpoulis qualify as “audit committee financial experts” within the meaning of the regulations of the SEC. The Audit Committee has a written charter, which is available on our website at http://www.semgroupcorp.com. We have in place and circulated a “whistleblower policy” entitled “Audit Committee Accounting Concern Resolution Policy.” The Audit Committee assists the Board of Directors in fulfilling its responsibilities by providing oversight relating to:

•	the integrity of our financial statements;

•	our systems of internal control over financial reporting and disclosure controls and procedures;

•	the engagement, compensation, independence and performance of our independent registered public accounting firm and their conduct of the annual audit of our financial statements and any other audit, review or attestation engagement;

•	our risk profile, including financial and non-financial risks;

•	compliance with our financial and risk management policies;

•	our legal and regulatory compliance;

•	the application of our related person transaction policy; and

•	the application of our codes of business conduct and ethics.

A more detailed description of the Audit Committee’s responsibilities can be found in its charter.

The Audit Committee held seven meetings during 2017.

Compensation Committee. The Compensation Committee has a written charter, which is available on our website at http://www.semgroupcorp.com. The Compensation Committee reviews and takes action for and on behalf of the Board of Directors with respect to management compensation policies and practices, including (i) reviewing and recommending the compensation for our Chief Executive Officer to the independent members of the Board of Directors for approval, (ii) determining and approving the compensation for our other executive officers, (iii) reviewing and approving management incentive compensation policies and programs and (iv) administrating our equity incentive plan. In addition, the Compensation Committee recommends the form and amount of non-employee director compensation to the Board of Directors, and the Board of Directors makes the final determination. The Compensation Committee has authority under its charter to obtain advice and seek assistance from compensation consultants and from internal and outside legal, accounting and other advisors.

In considering and recommending the compensation of non-employee directors, the Compensation Committee may consider such factors as it deems appropriate, including historical compensation, level of compensation necessary to attract and retain non-employee directors meeting our desired qualifications and market data. In connection with the review of our non-employee director compensation by the Compensation Committee in 2017, the Compensation Committee retained Pearl Meyer & Partners (“Pearl Meyer”) to provide market information on non-employee director compensation, including annual board and committee retainers, board and committee meeting fees, committee chairperson fees and stock-based compensation. The Compensation Committee has discretion under its charter to form and delegate some or all of its authority to subcommittees composed entirely of independent directors. During 2017, the Compensation Committee did not form or utilize a subcommittee. More information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis under “Executive Compensation” below.

The Compensation Committee held eight meetings during 2017. In addition, the Compensation Committee took action four times during 2017 by unanimous written consent.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has a written charter, which is available on our website at http://www.semgroupcorp.com. The Nominating and Corporate Governance Committee is responsible for identifying and recommending nominees for election or re-election as directors by stockholders at each annual meeting of stockholders, as well as candidates to fill vacancies on the Board of Directors should vacancies occur. The Nominating and Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. The Nominating and Corporate Governance Committee is also responsible for developing and recommending to the Board of Directors our Corporate Governance Guidelines and Principles.

The Nominating and Corporate Governance Committee held three meetings during 2017 and took action one time during 2017 by unanimous written consent.

Consideration of Director Nominees. The Nominating and Corporate Governance Committee has adopted a Director Nomination Policy, which is available on our website at http://www.semgroupcorp.com. The Committee will consider director candidates submitted to it by other directors, employees and stockholders. The Committee may engage professional search firms to assist it in identifying and evaluating potential candidates. Any stockholder recommendations of candidates proposed for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name and qualifications for director and should be addressed to: Secretary, Two Warren Place, 6120 S. Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136. In addition, as described below, our Amended and Restated Bylaws permit stockholders to nominate directors for consideration at a meeting of stockholders.

In considering prospective nominees for the Board, the Nominating and Corporate Governance Committee will endeavor to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who possess the qualifications, qualities and skills to effectively represent the best interests of all stockholders. Candidates are selected for their ability to exercise good judgment and provide practical insights and diverse perspectives. The Nominating and Corporate Governance Committee considers the following qualifications at a minimum to be required in recommending to the Board potential new Board members or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and wisdom relevant to our lines of business;

•	commitment to enhancing stockholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to no more than three directorships;

•	compliance with legal and regulatory requirements;

•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of SemGroup; and

•	independence; a majority of the Board shall consist of independent directors, as defined in the Director Nomination Policy.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Nominating and Corporate Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by the rules of the SEC. When considering potential nominees for the Board, the Committee will consider the criteria above and each potential nominee’s individual skills and qualifications in context of the current composition of the Board and needs of the Board at such time. In connection therewith, the Committee will consider diversity in professional background, experience, expertise, perspective, age, gender and ethnicity with respect to Board composition as a whole, although the Committee does not have a specific diversity policy. With respect to diversity, in accordance with our Corporate Governance Guidelines and Principles, particular emphasis is placed on identifying candidates whose experiences, qualities and skills complement and augment those of other Board members with respect to the Board of Directors as a group.

The Company’s Corporate Governance Guidelines and Principles provide that a director who changes substantially the principal occupation, position or responsibility he or she had when elected to the Board should volunteer to resign from the Board. The Nominating and Corporate Governance Committee will have the opportunity to evaluate the continued appropriateness of Board membership under the facts and circumstances and make a recommendation to the Board whether to accept the resignation or request the director to continue to serve on the Board.

Our Amended and Restated Bylaws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. To nominate a director, stockholders must follow the procedures specified in our Amended and Restated Bylaws that require advance notice and certain other information and requirements. Stockholders must submit the candidate’s name and qualifications in writing to our Secretary at the following address: Secretary, SemGroup Corporation, Two Warren Place, 6120 S. Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136. The written notice must be received by our Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. The notice must contain certain information required under our Amended and Restated Bylaws, including, among other things, (i) the nominee’s name, age, business and residential addresses, written consent to being named in the proxy statement and to serving as director if elected, relationships between the nominee and the stockholder submitting the nomination, a completed and signed questionnaire, representation and agreement as required by our Amended and Restated Bylaws, and any other information relating to such person as would be required to be disclosed in solicitations of proxies for election of directors pursuant to Section 14(a) under the Securities Exchange Act of 1934 and (ii) with respect to the stockholder submitting the nomination and anyone acting in concert with that stockholder, the name and business addresses of the stockholder and the person acting in concert with the stockholder, a representation that the stockholder is a record holder of stock entitled to vote at such meeting (and will continue to be through the date of the meeting) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all agreements, arrangements or understandings between or among the stockholder and any other person or persons with respect to the nomination and the class and number of shares of stock beneficially owned by the stockholder and any person acting in concert with that stockholder, a description of any voting arrangements with respect to securities of the Company, a description of any dividend rights separate from the underlying shares of the Company, a description of any performance-based fees the person is entitled to based on any increase or decrease in the value of shares of the Company, and a summary of any material discussion regarding the nomination between the stockholder submitting the nomination and other holders of our stock. For further information, stockholders may contact our Secretary at our principal executive offices for a copy of the relevant provisions of our Amended and Restated Bylaws.

Any single stockholder, or group of stockholders, that has beneficially owned more than 5% of our outstanding common stock for at least one year as of the date of recommendation may recommend nominees for director to the Nominating and Governance Committee by delivering a written notice to our Secretary that satisfies the notice, information, and consent requirements of the Director Nomination Policy. The Committee will evaluate such recommended nominees against the same criteria that it uses to evaluate other nominees. The notice must be received by the Nominating and Governance Committee no later than the date that is 120 calendar days prior to the anniversary of the date that our proxy statement was released to stockholders in connection with the previous year’s annual meeting. The notice must include, among other things, proof of the required stock ownership, proof of identification of the stockholder(s) submitting the proposal, information regarding the proposed candidate to the Board of Directors and a signed statement by the candidate with respect to certain matters. The notice should be addressed to: Secretary, Two Warren Place, 6120 S. Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136.

Executive Sessions. Each regularly scheduled meeting of the Board of Directors includes an executive session of the non-management directors. These sessions are chaired by the independent, non-executive Chairman of the Board. If our non-management directors include any directors who have been determined not to be independent by the Board, the Board will schedule an executive session of just the independent directors at least once each year.

Communications with the Board of Directors. Stockholders who wish to communicate with our Board of Directors or any of its committees may send written communications to: Board of Directors, SemGroup Corporation, Two Warren Place, 6120 S. Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136. In addition, stockholders and other interested parties may communicate with the Chairman of the Board or with the non-management directors as a group by writing to: Chairman of the Board, Two Warren Place, 6120 S. Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136.

PROPOSAL 2 ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are providing our stockholders the opportunity to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation objectives, philosophy and practices described in this proxy statement. As discussed in greater detail in the “Compensation Discussion and Analysis” in this proxy statement, our compensation program is designed to, among other things:

•	attract, motivate and retain highly-talented executives;

•	link executive compensation to the achievement of our business objectives as well as reinforce appropriate leadership behaviors; and

•	encourage executives to consider the impact of decisions to drive our short-term and long-term success.

We believe that our compensation program, with its balance of base salary, short-term and long-term incentives and benefits, fairly accomplishes our objectives. We believe our executive compensation program has allowed us to attract and build a leadership team which is focused on our business objectives and helped us achieve many of our 2017 objectives as noted in “2017 Business Highlights” under “Executive Compensation—Compensation Discussion and Analysis—Executive Summary” in this proxy statement.

Accordingly, our Board of Directors recommends our stockholders vote in favor of the say-on-pay proposal as set forth in the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as disclosed in its Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and the corresponding narrative discussion, is approved.”

This vote is advisory, and therefore nonbinding. Stockholders are strongly encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure. The Board of Directors and the Compensation Committee expect to take into account the outcome of the vote in connection with their evaluation of our compensation program to the extent they can determine the stockholders’ concerns associated with any significant negative voting results. At our 2017 annual meeting, the compensation of our named executive officers as disclosed in last year’s proxy statement was approved by over 97.38% (more than 97.4% if abstentions are excluded from the calculation) of the votes cast on the proposal, which demonstrated strong stockholder support for our executive compensation approach.

We have provided our stockholders with the opportunity to vote on the compensation to our named executive officers at every annual meeting of stockholders since 2011.

As determined by the Board of Directors, we will continue to provide our stockholders with the opportunity to vote on the compensation to our named executive officers at every annual meeting of stockholders until the next required advisory vote at the 2023 annual meeting of stockholders on the frequency of stockholder advisory votes on the compensation of our named executive officers.

Our Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm (“independent auditor”) for the fiscal year ending December 31, 2018. A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of Grant Thornton LLP as our independent auditor for 2018. If the stockholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if the Audit Committee determines that a change is in the best interests of SemGroup.

A representative of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if he or she desires to do so, and respond to appropriate questions.

Our Board of Directors recommends a vote “FOR” the ratification of Grant Thornton LLP as our independent auditor for the fiscal year ending December 31, 2018.

Change in Independent Registered Public Accounting Firm

SemGroup solicited bids for audit services for 2017 from several independent auditors, including BDO USA, LLP (“BDO USA”), which had been our independent auditor since 2008. As a result of this process and following careful consideration and deliberation, on February 26, 2017, the Audit Committee approved the engagement of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 and to perform interim review procedures related to the financial statements included in our quarterly reports on Form 10-Q, beginning with the quarter ended March 31, 2017. Also on February 26, 2017, the Audit Committee dismissed BDO USA as the Company’s independent registered public accounting firm. BDO USA was notified of the Committee’s decision on February 27, 2017.

BDO USA’s audit reports on the Company’s consolidated financial statements for the fiscal years ended December 31, 2016 and 2015, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles generally accepted in the United States (“US GAAP”).

During the Company’s fiscal years ended December 31, 2016 and 2015 and through the subsequent interim period through February 26, 2017, (i) there were no disagreements between the Company and BDO USA on any matters of US GAAP or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO USA, would have caused BDO USA to make reference to the subject matter of the disagreement in its reports on the Company’s consolidated financial statements for such years, and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s fiscal years ended December 31, 2016 and 2015, and during the subsequent interim period through February 26, 2017, we did not consult with Grant Thornton LLP with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report was provided to the Company nor oral advice was provided to the Company that Grant Thornton LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions or a “reportable event” as described in Item 304(a)(1)(v) of Regulation S-K.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the fees for professional services provided to us by Grant Thornton LLP for fiscal 2017 and BDO USA, LLP for fiscal 2016:

Service	Grant Thornton LLP – 2017	BDO USA – 2016
Audit fees	$2,164,817	$2,248,077
Audit-related fees	—	40,000
Tax fees	—	24,129
All other fees	—	—
Total	$2,164,817	$2,312,206

Audit fees include those related to the audit of our consolidated financial statements, reviews of our quarterly financial statements, audits of the financial statements of our subsidiaries (as required by statute, by our credit agreements, by partnership agreements and by regulations of the SEC), and the audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees also include services performed in connection with other filings with the SEC. Audit-related fees are related to the audits of benefit plans. Tax fees are related to certain international tax consultation services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services by its independent registered public accountant prior to the receipt of such services. All services for the fiscal years ended December 31, 2017 and 2016 set forth in the table above were pre-approved by the Audit Committee.

PROPOSAL 4 APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED CLASS A COMMON STOCK

Introduction

The Board of Directors has approved and declared advisable, and is recommending to the stockholders for approval at the Annual Meeting, an amendment to Article FOURTH of our Amended and Restated Certificate of Incorporation, as amended (which we call the “Class A Common Stock Amendment”), which sets forth the terms of the Company’s authorized capital stock. Article FOURTH currently authorizes 90,000,000 shares of Class A Common Stock, par value $0.01 per share, 10,000,000 shares of Class B Common Stock, par value $0.01 per share, and 4,000,000 shares of preferred stock, par value $0.01 per share. The proposed amendment would increase the authorized Class A Common Stock to 180,000,000 shares of Class A Common Stock. The authorized shares of Class B Common Stock would remain at 10,000,000 and the authorized shares of preferred stock would remain at 4,000,000. Our Class B Common Stock is not eligible to be traded on an exchange and there is no established trading market for such stock. The proposed Class A Common Stock Amendment would amend our Amended and Restated Certificate of Incorporation, as amended, to replace Section A and Section B(1) of Article FOURTH in their entirety as follows:

“FOURTH:

A. Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Ninety-Four Million (194,000,000) shares, consisting of One Hundred Ninety Million (190,000,000) shares of Common Stock, par value $0.01 per share (“Common Stock”), and Four Million (4,000,000) shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). Except as otherwise provided by law, the shares of stock of the Corporation may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.

B. Common Stock.

1. Classes. The Common Stock shall consist solely of (a) 180,000,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and (b) 10,000,000 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock” and collectively, “Class A and Class B Common Stock”). Except as otherwise provided in this Article FOURTH or any amendments thereto, all Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.”

The additional shares of Class A Common Stock authorized by the Class A Common Stock Amendment, if and when issued, would have the same rights and privileges as the shares of our Class A Common Stock currently authorized. The Class A Common Stock has no preemptive rights to purchase common stock or other securities.

The Board of Directors believes it is in our best interest to have sufficient additional authorized but unissued shares of Class Common Stock available in order to provide flexibility in considering and planning for potential business needs. As of March 9, 2017, 79,062,794 shares of Class A Common Stock, were issued and outstanding, which amount does not include shares of Class A Common Stock reserved for issuance upon the conversion of our outstanding preferred stock or shares reserved for issuance under our existing equity compensation plans.

Reasons for the Class A Common Stock Amendment

The Board of Directors believes that the increase in authorized shares of Class A Common Stock will provide us with several long-term advantages. The passage of the amendment would make additional shares of Class A Common Stock available for issuance from time to time in the Board of Directors’ discretion in connection with possible future public or private financings, stock splits, business acquisitions, business combinations, stock distributions, equity incentives for employees, officers or directors, or other corporate purposes. We investigate and explore additional sources of financing on a regular basis and we may issue shares of Class A Common Stock in connection therewith if the Board of Directors’ deems such issuance is in our and our stockholders’ best interests. If additional authorized shares are available, transactions dependent upon the issuance of additional shares will be less likely to be undermined by delays and uncertainties occasioned by the need to obtain stockholder authorization to provide the shares necessary to consummate such transactions. The ability to issue shares, as the Board of Directors determines from time to time to be in our best interests, will also allow us to avoid the extra expenses which would be incurred in holding special meetings of stockholders solely to approve an increase in the number of shares which the Company has the authority to issue.

As of the date on which this proxy statement is being mailed, there are no definite plans or arrangements relating to the issuance of any of the additional shares of Class A Common Stock proposed to be authorized. Such shares of common stock would be available for issuance without further action by the stockholders unless such action is required by applicable law or the rules of any stock exchange on which the common stock may be listed. The NYSE, on which the Class A Common Stock is listed, currently requires stockholder approval as a prerequisite to listing shares in certain instances, including in connection with transactions where the present or potential issuance of shares could result in an increase in the number of shares of common stock outstanding of at least 20%.

If we issue additional shares of Class A Common Stock, existing holders of shares of common stock would have no preemptive rights under our Certificate of Incorporation, or otherwise, to purchase any of such shares. It is possible that shares of common stock, or securities convertible into or exercisable for common stock, may be issued at a time and under circumstances that may dilute the voting power of existing stockholders, decrease the earnings per share and book value per share of shares presently held and have a negative effect on the market price of our Class A Common Stock.

Potential Anti-Takeover Effect of the Class A Common Stock Amendment

The availability of authorized but unissued shares of Class A Common Stock could, under certain circumstances, have an anti-takeover effect. Although the Board of Directors has no present intention of doing so, additional shares of Class A Common Stock could be issued to dilute the stock ownership or voting rights of a person seeking to obtain control of us or to change our management should the Board of Directors consider the action of such person not to be in the best interest of our stockholders. We are not aware of any pending or proposed effort to obtain control of us or to change our management, and we have not proposed the increase in authorized shares of Class A Common Stock with the intention of using the additional shares for anti-takeover purposes.

Effectiveness of the Class A Common Stock Amendment

The Class A Common Stock Amendment will become effective once it is approved at the Annual Meeting and filed with the Secretary of State of the State of Delaware.

Appraisal Rights

Under Delaware General Corporation Law, stockholders are not entitled to appraisal rights with respect to the proposed Class A Common Stock Amendment.

Our Board of Directors recommends a vote “FOR” the approval of the amendment to our Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of our Class A Common Stock from 90,000,000 shares to 180,000,000 shares.

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

Except as otherwise indicated, we believe that the beneficial owners of our stock listed in the tables below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, as the case may be, subject to community property laws where applicable.

Principal Stockholders

The following table contains information regarding the only persons we know of that beneficially own more than 5% of our outstanding shares of Class A Common Stock or Preferred Stock as of March 9, 2018 (except as noted below). Percentage of class amounts are based on 79,062,794 shares of our Class A Common Stock and 350,000 shares of our Preferred Stock outstanding as of March 9, 2018. Percentage of all outstanding voting stock amounts is based on the maximum number of 89,668,855 votes which may be cast at the Annual Meeting if present in person or by proxy, which, as of March 9, 2018, is the sum of (i) outstanding shares of Class A Common Stock and (ii) 10,606,061, which is the number of votes holders of Preferred Stock are entitled to cast at the Annual Meeting.

Name and Address	Number of Shares of Class A Common Stock	Percentage of Outstanding Class A Common Stock	Number of Shares of Preferred Stock	Percentage of Outstanding Preferred Stock	Percentage of All Outstanding Voting Stock
Buffalo Investor I, L.P. c/o Alinda Capital Partners 100 West Putnam Avenue Greenwich, CT 06830	7,346,129(1)	9.3%	—	—	8.2%
Buffalo Investor II, L.P. c/o Alinda Capital Partners 100 West Putnam Avenue Greenwich, CT 06830	5,037,771(2)	6.4%	—	—	5.6%
Chickasaw Capital Management, LLC 6075 Poplar Ave. Suite 720 Memphis, TN 38119	6,725,234(3)	8.5%	—	—	7.5%
Harvest Fund Advisors LLC 100 W. Lancaster Ave., Suite 200 Wayne, PA 19087	7,413,207(4)	9.4%	—	—	8.3%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	6,538,406(5)	8.3%	—	—	7.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,576,876(6)	5.8%	—	—	5.1%
WP SemGroup Holdings, L.P. c/o Warburg Pincus LLC 450 Lexington Avenue New York, NY 10017	—	—	300,000(7)	85.71%	10.1%

(1)	Buffalo Investor I, L.P. directly holds 7,346,129 shares of Class A Common Stock as of March 9, 2018. Based on a Schedule 13G dated July 25, 2017, each of the following may also be deemed to be the beneficial owner of the shares of Class A Common Stock listed above: Christopher W. Beale is the managing member of Alinda GP of GP II LLC, which is the general partner of Alinda GP II, L.P., which is the general partner of Alinda Infrastructure Fund II, L.P., which is the managing member of Buffalo Holding I LLC, which is the managing member of Buffalo Investor I GP LLC, which is the general partner of Buffalo Investor I, L.P.
(2)	Buffalo Investor II, L.P. directly holds 5,037,771 shares of Class A Common Stock as of March 9, 2018. Based on a Schedule 13G dated July 25, 2017, each of the following may also be deemed to be the beneficial owner of the shares of Class A Common Stock listed above: Christopher W. Beale is the Director of Alinda Parallel Fund GP II, Ltd., which is the general partner of Alinda Parallel Fund GP II, L.P., which is the managing member of Buffalo Holding II LLC, which is the managing member of Buffalo Investor II GP, LLC, which is the general partner of Buffalo Investor II, L.P.
(3)	Information is as of December 31, 2017 and is based on Amendment No. 3 to Schedule 13G dated January 12, 2018, which was filed by Chickasaw Capital Management, LLC.
(4)

Information is as of November 6, 2017 and is based on Amendment No. 1 to a Schedule 13D dated November 6, 2017 (the “Harvest 13D”), which was filed by Harvest Fund Advisors LLC (“HFA”), Harvest Fund Holdco L.P., Blackstone Harvest Holdco L.L.C., Blackstone Intermediary Holdco L.L.C., Blackstone Advisory Partners L.P., Blackstone Advisory Services L.L.C., Blackstone Holdings I L.P., Blackstone Holdings I/II GP Inc., The Blackstone Group L.P., Blackstone Group Management L.L.C., and Stephen A. Schwarzman (collectively, the “Harvest Persons”). The Harvest Persons reported sole dispositive and voting power over the shares set forth above. According to the Harvest 13D, Harvest Fund Holdco L.P. is the sole member of HFA. Blackstone Harvest Holdco L.L.C. is the general partner of Harvest Fund Holdco L.P. Blackstone Intermediary Holdco L.L.C. is the sole member of Blackstone Harvest Holdco L.L.C. Blackstone Advisory Partners L.P. is the sole member of Blackstone Intermediary Holdco L.L.C. Blackstone Advisory Services L.L.C. is the general partner of Blackstone Advisory Partners L.P. Blackstone Holdings I L.P. is the sole member of Blackstone Advisory Services L.L.C. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings I L.P. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. HFA, an investment adviser registered under the Investment Advisers Act of 1940, as amended, advises funds and accounts. According to the Harvest 13D, in such capacity, HFA has voting authority and dispositive discretion over the shares set forth above that are owned by the funds and accounts advised by it. Except for the purpose of determining beneficial ownership under Section 13(d) of the Securities Exchange Act of 1934, HFA and the other Harvest Persons each disclaimed beneficial ownership of all securities reported as beneficially owned by HFA in the Harvest 13D. None of the Reporting Persons has any pecuniary interest in the securities reported as beneficially owned by HFA in the Harvest 13D, as such term is used for purposes of Section 16 of the Securities Exchange Act of 1934. The Harvest 13D states that neither the filing of such report nor any of its contents shall be deemed to constitute an admission that any of the Harvest Persons is the beneficial owner of the securities referred to therein for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934 or for any other purpose.
(5)	Information is as of December 31, 2017 and is based on Amendment No. 5 to Schedule 13G dated February 7, 2018, which was filed by The Vanguard Group, Inc. The Vanguard Group, Inc. reported: (i) sole voting power over 81,307 of such shares; (ii) shared voting power over 24,618 of such shares; (iii) sole dispositive power over 6,538,406 of such shares; and (iv) shared dispositive power over 92,722 of such shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 68,104 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 38,258 shares as a result of its serving as investment manager of Australian investment offerings.
(6)	Information is as of December 31, 2017 and is based on Amendment No. 5 to Schedule 13G dated January 23, 2018, which was filed by BlackRock, Inc. BlackRock, Inc. reported: (i) sole voting power over 4,425,704 of such shares; and (ii) and sole dispositive power over 4,576,876 of such shares as the parent holding company or control person of BlackRock Life Limited, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (UK) Ltd., and BlackRock Investment Management, LLC.
(7)	Holder is the record holder of such shares of Preferred Stock. Based on information provided to us by Holder, Charles R. Kaye and Joseph P. Landy are managing general partners of the ultimate general partner of Holder. Holder is entitled to cast 9,090,910 votes at the Annual Meeting if present in person or by proxy.

Stock Ownership of Directors and Executive Officers

The following table sets forth, as of March 9, 2018, the beneficial ownership of our Class A Common Stock by:

•	each of our directors and nominees for director;

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation” below; and

•	all of our directors and executive officers as a group.

None of our directors or executive officers beneficially owns any shares of our Preferred Stock.

Name	Shares of Class A Common Stock Beneficially Owned(1)	Percentage of Class
Ronald A. Ballschmiede(2)	27,916	*
Sarah M. Barpoulis(3)	24,563	*
Carlin G. Conner	212,327	*
Karl F. Kurz	34,376	*
James H. Lytal	19,474	*
William J. McAdam(4)	34,077	*
Thomas R. McDaniel(5)	40,346	*
Thomas F. DeLorbe	38,555	*
Robert N. Fitzgerald(6)	110,554	*
Susan L. Lindberg	15,689	*
Timothy R. O’Sullivan	68,236	*
All executive officers and directors as a group (11 people)	626,113	*

*	Less than one percent.
(1)	Shares beneficially owned include shares of restricted Class A Common Stock held by our directors and executive officers over which they have voting power but not investment power as follows: Mr. Ballschmiede – 3,646 shares; Ms. Barpoulis – 3,806 shares; Mr. Conner – 159,462 shares; Mr. Kurz – 3,408 shares; Mr. Lytal – 3,726 shares; Mr. McAdam – 4,077 shares; Mr. McDaniel – 5,478 shares; Mr. DeLorbe – 25,379 shares; Mr. Fitzgerald – 61,036 shares; Ms. Lindberg – 15,689 shares; and Mr. O’Sullivan – 35,275 shares; and all executive officers and directors as a group – 320,982 shares. Otherwise, except to the extent noted below, each named person has sole voting and dispositive power over their respective shares reported.
(2)	Includes 15,358 shares of Class A Common Stock held of record by the RAB GRAT 2016-1 grantor annuity trust, of which Mr. Ballschmiede is the sole trustee and sole annuitant.
(3)	Includes 11,433 shares of Class A Common Stock held of record by the Sarah M. Barpoulis Living Trust dated September 17, 2003, of which Ms. Barpoulis and her spouse are co-trustees. Each trustee has independent voting power and dispositive power over the shares held in the trust.
(4)	Includes (a) 25,000 shares of Class A Common Stock held of record by the C. Stephanie McAdam Living Trust dated November 6, 2009, of which Mr. McAdam and his spouse are co-trustees and (b) 5,000 shares held of record by the William J. McAdam Living Trust dated November 6, 2009 of which Mr. McAdam and his wife are co-trustees. Each trustee has independent control and voting power of these trusts.
(5)	Includes 34,868 shares of Class A Common Stock held of record by the McDaniel Trust dated July 26, 2000, of which Mr. McDaniel and his spouse are co-trustees. Each trustee has independent voting power and dispositive power over the shares held in the trust.
(6)	Includes 10 shares of Class A Common Stock held by son.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary. SemGroup is focused on delivering stockholder value through growth and financial discipline. We strive to generate consistent earnings and cash flows and capitalize on growth opportunities around our assets. We are committed to managing risk and promoting a company culture centered on safety and integrity.

This Compensation Discussion and Analysis (“CD&A”) describes SemGroup’s executive compensation program for 2017. Our program is designed to protect our assets in the near-term and position the Company for future growth by attracting, motivating and retaining a senior management team capable of delivering stockholder value by ensuring each of our businesses meet or exceed financial and operational targets. In particular, this CD&A explains how the Compensation Committee of the Board (the “Committee”) made 2017 compensation decisions for the following named executive officers (“NEOs”):

NEO	Title
Carlin G. Conner	President and Chief Executive Officer
Robert N. Fitzgerald	Senior Vice President and Chief Financial Officer
Susan S. Lindberg	Vice President and General Counsel
Timothy R. O’Sullivan	Vice President, Corporate Planning and Strategic Initiatives
Thomas F. DeLorbe	Vice President, Corporate Services

Our executive compensation program promotes good governance and operates in the best interests of our stockholders. A summary of our compensation governance practices are listed below:

We Do:	We Do Not:
✓ Place heavy emphasis on variable compensation	× Offer tax-related gross ups outside of relocation benefits
✓ Use performance-based long-term compensation	× Have any significant perquisites
✓ Have stock ownership requirements	× Allow pledging or hedging of SemGroup securities
✓ Have an executive clawback policy	× Have single trigger change-in-control severance agreements
✓ Have an independent compensation consultant	× Guarantee short-term incentive payouts

2017 Business Highlights. During 2017, we successfully implemented several initiatives supporting our strategic plan to grow our presence in the midstream energy sector. We focused on our business objectives, and achieved the following:

•	Delivered stronger more secure cash flows:

•	Achieved adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) of $328.3 million;

•	Increased dividends 5% to $0.4725 per share, $1.89 on an annualized basis; and

•	Transformed portfolio substantially, increasing take or pay cash flows.

•	Completed capital raise at $650 million:

•	Completed in January 2018 preferred equity transaction for $350 million with long-term investors; and

•	Sold fifty percent interest in Glass Mountain Pipeline for $300 million resulting in a $150 million gain.

•	Successfully executed our growth strategy in strategic regions:

•	Completed $2.1 billion acquisition of Houston Fuel Oil Terminal Company (“HFOTCO”) in third quarter 2017;

•	Completed Maurepas Pipeline in second half of 2017;

•	Commenced construction on SemCAMS Wapiti 200 mmcf/d sour gas processing plant with expected completion in second quarter 2019;

•	Commissioned Canton Pipeline in December 2017;

•	Announced HFOTCO Ship Dock 5 & Crude Storage Tanks with 6x EBITDA multiple;

•	Announced SemCAMS Smoke Lake Plant with 6x EBITDA multiple.

•	Continued focus on prudent organic capital investments with attractive EBITDA multiples; and

•	Progressed projects already in construction and maintained existing assets.

•	Furthered our goal of promoting the “One Sem” culture by establishing four pillars: Safety, Execution, Culture and Results to provide greater line of sight around our commitments to all of our stakeholders and continue to drive success with a focus on our values.

VALUES DRIVE Who We Are and What We Believe	PILLARS	COMMITMENTS Purpose: Our Goals and Corresponding Actions
Dedicated to Excellence	Safety	Safety
Respect Everyone	Execution	Unmatched Excellence
Integrity In All We Do		Committed to Growth
Value Teamwork	Culture	Community Involvement
Entrepreneurial Spirit		Employee Well-Being
Social Responsibility
	Results	Stockholder Value

2017 Compensation Decisions & Actions

•	NEO base salaries: NEO salaries, with the exception of the Vice President, Corporate Services and Vice President and General Counsel, increased an average of 3.2% during 2017 to maintain alignment with the competitive market.

•	Short-term incentive awards: Short-term incentive awards for 2017 performance paid out 79% of target reflecting our actual performance in relation to targeted performance, as well as key strategic accomplishments completed during the year.

•	Long-term incentive awards: In February 2017, the Committee approved long-term incentive award grants for our NEOs, with the exception of the Vice President and General Counsel’s award which was approved in May 2017. The CEO’s award was also approved by the Board of Directors. These awards were composed of a mix of performance units and time-vested restricted shares. Performance-based awards will be evaluated on two metrics: Relative Total Stockholder Return (“TSR”) and Cash Available for Distribution per Share (“CAFD/share”).

•	2015 long-term performance unit awards: In February 2015, the Committee granted awards for the three-year performance period ended December 31, 2017. No shares were issued as our TSR versus our peer group companies was below the 25th percentile threshold and our average annual Adjusted EBITDA Growth for the performance period (10%) was below the threshold level performance goal for the period.

2017 CEO Pay At-A-Glance

The majority of our CEO’s pay is variable and linked to drivers of financial performance or growth in stockholder value. The chart below shows the elements of our CEO’s total direct compensation (base salary, annual bonus, and grant date or target value of annual equity grants) for the past three years.

Effect of Stockholder Say-on-Pay Vote on Executive Compensation Decisions. The Committee has reviewed the voting results from the annual advisory vote on executive compensation (commonly known as a say-on-pay proposal) conducted at our 2017 annual meeting of stockholders. At this meeting, approximately 97% of the votes cast on the say-on-pay proposal were in favor of our NEOs’ compensation as disclosed in the proxy statement for that meeting and, as a result, our NEOs’ compensation was approved.

In addition, over the past year we have engaged in a dialogue with many of our stockholders to solicit their input on a range of topics, including executive compensation and governance matters. The Committee determined that, based on such discussions and given the very high level of support, no substantive changes to our executive compensation policies and decisions were necessary aside from adding an internal performance metric under our long-term performance share program of Cash Available for Distribution (CAFD) per share which is discussed in greater detail below.

The Committee continues to believe that a substantial majority of NEO compensation should be variable, at risk and subject to performance conditions. Given that 80% of CEO compensation and over 65% of compensation for our other NEOs remains variable/at risk, we believe our compensation program is designed to drive and reward outstanding performance in the face of these challenging market conditions.

We intend to continue to reach out to our stockholders for feedback on our compensation program, and the Committee intends to continue to make its executive compensation decisions as it has in the past year by focusing on performance-based compensation, gauging competitive practices and authorizing compensation that is within the range of what is deemed to be competitive and appropriate in our industry.

Compensation Philosophy. Our Committee oversees an executive compensation program designed to motivate high performance, ethics and alignment with the interests of our stockholders. Our compensation program rewards our executive officers for achieving performance objectives and fostering a culture of collaboration and teamwork. This forms the basis of our pay-for-performance philosophy.

To support our compensation philosophy, we established the following objectives:

•	Pay competitively: attract, motivate and retain exceptional talent with market competitive compensation;

•	Pay for performance: link pay to performance by rewarding achievement of both annual and long-term business objectives in a way that aligns with our corporate values and commitments; and

•	Align with stockholders: align executive compensation with stockholder interests.

We design, implement and administer our compensation program to support our philosophy.

NEO 2017 Target Total Direct Compensation Time-vested RSA – SEMG 30% Base Salary 20% CEO Short-term Incentive 20% Performance units—target value 30% Variable 80% Time-vested RSA – SEMG 24% Base Salary 32% OTHER NEOs Short-term Incentive 20% Performance units – target value 24% Variable 68%

Compensation Overview. Consistent with our philosophy, our compensation program consists of a market-competitive pay mix designed to motivate and reward our NEOs for successfully implementing our strategy to grow our business and create long-term stockholder value. We believe dividing the total compensation awarded to executive officers among the following three primary components helps us achieve a balanced set of incentives to accomplish our goals:

•	Base salary;

•	Short-term incentive program; and

•	Long-term incentive program.

Elements of Compensation. The primary components of executive compensation are: base pay, short-term cash incentives and long-term equity incentives. The chart below summarizes how our compensation design supports our compensation objectives:

Key Elements of Compensation	Description	Pay Competitively	Pay for Performance	Stockholder Alignment
Base salary	• Fixed cash payment • Establishes a base level of compensation essential to attraction and retention of talent	✓		✓
Short-term incentives

•    Cash incentive earned annually

•    Based upon achievement of key annual financial, operational, safety, and individual performance goals that contribute to long-term growth in stockholder value and reinforce our core values

		✓	✓	✓
Long-term incentives

•    Provided through a combination of time-vested restricted shares and performance units vesting based upon corporate financial performance over a multi-year period

•    Promotes stockholder alignment by tying a significant portion of NEO compensation directly to long-term growth in stockholder value

		✓	✓	✓

Emphasis on variable and incentive-based pay. The majority of an executive’s compensation should be based on his or her contribution to the success of the Company and the creation of value for our stockholders. Our executive compensation is heavily weighted toward variable, at risk, pay elements based on performance. To further strengthen our alignment with stockholders, the majority of our executives’ variable, at risk compensation is based on our long-term success.

Compensation Methodology. Setting executive pay is an annual process that involves our management, the Committee, our Audit Committee, our Board of Directors and an independent compensation consultant. We review our pay programs to ensure consistency with our compensation philosophy and business objectives. The Committee strives to target total direct compensation levels to be competitive with the market in which we compete for executive talent.

We review each NEO’s total compensation in light of our Company’s strategic objectives, market conditions and individual responsibilities and accomplishments. Part of this review includes considering the appropriate compensation level and mix. Although we focus on total direct compensation, each individual element of compensation is reviewed against the market, which includes the 25th, 50th and 75th percentile of compensation paid to similarly situated executives represented in the market data, to ensure our compensation is in line with the market. We generally target the median of the market, but variations from the median may occur due to experience, skills, criticality of function to the Company and the sustained performance of the executive.

Role of the Board of Directors. The Board of Directors acts on any recommendations regarding executive compensation matters made by the Committee and its independent directors approve CEO compensation.

Role of the Compensation Committee. Under its charter, the Committee is charged with establishing our compensation program and compensation policies, approving and recommending compensation program designs to the full Board for approval. Also, the Committee has the responsibility for recommending the compensation of our CEO to the Board of Directors for approval. For all other NEOs, the Committee reviews the CEO’s recommendations, supporting market data and individual performance assessments in establishing targets under the compensation program, and administering and approving payouts pursuant to such program. The charter authorizes the Committee to engage consultants and other professionals without management approval to the extent necessary. Details of the Committee’s authority and responsibilities are specified in the Committee’s charter, which is available on our website at http://www.semgroupcorp.com.

Role of Management. Our CEO and other executive officers develop recommendations regarding the appropriate level and mix of compensation for their direct reports. Recommendations are based on our compensation philosophy, the range of compensation programs authorized by the Committee, market data from nationally recognized executive and industry related salary surveys, and the individual responsibilities and performance of each direct report.

Our CEO and Vice President of Human Resources provide support to the Committee and attend all Committee meetings, but are not present for discussion of their individual compensation.

Role of Audit Committee. With respect to our Chief Financial Officer (“CFO”), the Audit Committee of the Board of Directors consults with management and the Committee about his performance evaluation and compensation.

Additionally, the Audit Committee validates the calculation of our achievement percentage for each performance measure prior to the determination of our incentive pool. Our internal audit function confirms the short-term incentive pool before payments are processed. Also, the internal audit function validates the calculation of our achievement percentage for our performance metrics related to our performance-based equity awards. Our internal audit function confirms the calculation prior to the Committee certifying the achievement of our performance-based equity awards and distribution of equity awards.

Role of the Independent Compensation Consultant. The Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) to serve as its independent compensation consultant on matters related to executive compensation during 2017, including the review of executive compensation recommendations provided by management. Pearl Meyer also provided guidance on director compensation. Pearl Meyer reported directly to the Committee and performed no other services for the Company. The Committee has assessed the independence of Pearl Meyer pursuant to SEC rules and concluded that Pearl Meyer’s work for the Committee during 2017 did not raise any conflict of interest.

The Committee monitors the independence of its compensation consultant on an annual basis.

Role of the Peer Group. The Committee compares our executive compensation program to a group of companies that are comparable in terms of size and industry (“the peer group”). The peer group serves two purposes:

•	Market Reference: Provides a market frame of reference for evaluating our compensation arrangements, understanding compensation trends among comparable companies, and providing a frame of reference for any governance topics that arose during the year. We regularly evaluate industry-specific and general market compensation practices and trends to ensure that our program features and NEO pay opportunities remain appropriately competitive.

•	TSR Performance: Measures our relative TSR performance for purposes of determining a portion of the value of the performance-based awards under our long-term incentive plan. We must achieve an attractive TSR relative to our peer group to deliver a target-level award. Please see “Long-Term Incentives” for more information about performance-based awards.

For 2017, the peer group includes the following 16 companies, which comprise a mix of both direct competitors and companies whose primary business matched at least one of our business groups:

•	American Midstream Partners, LP

•	Boardwalk Pipeline Partners, LP

•	Buckeye Partners, L.P.

•	Crestwood Equity Partners LP

•	Enable Midstream Partners, LP

•	EnLink Midstream Partners, LP

•	Genesis Energy, L.P.

•	Magellan Midstream Partners, L.P.

•	NGL Energy Partners LP

•	NuStar Energy GP Holdings, LLC

•	ONEOK, Inc.

•	Southcross Energy Partners, L.P.

•	Summit Midstream Partners, LP

•	Targa Resources Corp.

•	Martin Midstream Partners LP

•	Tallgrass Energy GP, LP

While some of the companies in our peer group have revenues, assets and market capitalization larger than SemGroup, we believe the peer group continues to be aligned with our current organization as well as the strategic vision of our company. The Committee reviews our peer group annually and makes adjustments as necessary.

Role of Market Data. Pearl Meyer provided the market data used when designing our NEOs’ compensation program for 2017. Pearl Meyer’s market compensation analysis used compensation information from SemGroup’s current peer group as the primary data source. Where there was insufficient data from the peers (e.g., small sample sizes, etc.), the market data was supplemented with data from other similarly-sized companies that operate in the Oil and Gas Storage & Transportation industry and/or broader Energy sector.

When determining salaries, target bonus opportunities and annual long-term incentive grants for NEOs, the Committee does not rely upon peer group data alone but also considers the performance of the Company and the individual, the nature of an individual’s role within the Company, experience in the officer’s current role, as well as input from its independent compensation consultant, among other variables.

2017 Total Direct Compensation.

The chart below illustrates the pay-mix and total target direct compensation for our NEOs for 2017. Each individual component is discussed below.

Base Salary. During the first quarter of the year, recommendations for NEOs, excluding the CEO, are made by the CEO to the Committee on base pay for that year. Merit increases for base salary take into account the individual executive’s performance and achievement of goals, as well as the executive’s current salary level relative to the market. The Committee considers the recommendations and approves the base pay of our NEOs, excluding the CEO. The Committee recommends base pay for the CEO to the independent directors serving on the Board of Directors for approval. Base pay affects other elements of our total compensation, including our short-term and long-term incentives. In reviewing and approving base salaries for the NEOs, the Committee considers the impact on the NEOs’ total compensation. Base salaries become effective as of the first payroll in March of each year.

Salaries for our NEOs were adjusted during 2017 based upon individual merit and a desire to keep pace with changes in market data for these positions.

NEO	2016 Salary	2017 Salary	2017 Percent Change
Carlin G. Conner	$575,000	$600,000	4.3%
Robert N. Fitzgerald	$402,100	$414,200	3.0%
Susan S. Lindberg	(1)	$325,000	(1)
Timothy R. O’Sullivan	$320,000	$329,600	3.0%
Thomas F. DeLorbe	(1)	$305,000	(1)

(1)	Ms. Lindberg and Mr. DeLorbe became NEOs during 2017 and no additional increase in salary was awarded in 2017.

Short-Term Incentives. Our NEOs participate in our short-term incentive program, which rewards employees for making decisions that improve our performance in accordance with our annual objectives. Similar to base pay, competitive market information is used to determine short-term incentive targets (expressed as a percentage of base pay) for each NEO. Our short-term incentives are based on achievement of certain performance measures established prior to the beginning of the performance period. Attainment of these performance measures can result in award payouts ranging from 0% to 200% of the NEO’s short-term incentive target.

Restricted Stock—RRMS Restricted Stock—SEMG Performance Units—SEMG (Target) Short-term Incentive Base salary—annualized

The annual short-term incentive targets as a percentage of eligible earnings (base salary for a performance year) for our NEOs in 2017 were unchanged from 2016:

NEO	2017 Target
Carlin G. Conner	100%
Robert N. Fitzgerald	70%
Susan S. Lindberg (1)	60%
Timothy R. O’Sullivan	60%
Thomas F. DeLorbe	60%

(1)	Ms. Lindberg was hired in June 2017 and received a one-time hiring bonus of $100,000.

For 2017, we completed an analysis of the design and compensation levels utilized in our short-term incentive program. The review consisted of:

•	A market update on annual incentive plans;

•	An overview of performance metrics commonly used in annual incentive plans;

•	A review of proxy data for peer companies; and

•	The Committee’s and CEO’s assessment of the annual incentive plan’s alignment with the Company’s strategic objectives.

As a result of this review, we concluded that our overall short-term incentive program design was consistent with our objectives and aligned with market practice. Consistent with previous years, the program’s metrics are designed to promote consolidated, business unit and individual performance. The 2017 program included additional emphasis on financial metrics and corporate strategic initiatives to drive both behavior and results necessary to achieve our 2017 operating budget and long-term strategic plan.

Financial Performance. We continued to use Adjusted EBITDA for consolidated and business unit performance. Adjusted EBITDA is a measure of our financial performance and provides information regarding our ability to meet future debt service, capital expenditures and working capital requirements. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, adjusted for select items that we believe impact the comparability of financial results between reporting periods.

Individual Performance. Our NEOs’ individual performance measure is evaluated by the CEO and his assessment of their contributions and achievement of individual performance goals, as well as our corporate strategic objectives, which are customized and defined in each NEO’s 2017 performance goals and are aligned with “DRIVE SUCCESS” initiatives as follows:

Individual Performance Measures
Values	Definition
Dedicated to Excellence	Trust, accountability, and empowerment frees us to execute our business. We strive to do our work right the first time with the right people in the right role. We act with a sense of urgency and we expect every employee to continuously improve their processes and work environment.
Respect Everyone	We have a humility that serves all of our stakeholders. We earn trust, communicate and behave in a truthful, respectful, consistent manner with each other, customers, vendors, and communities. We commit to the protection of the environment and the safety of all.
Integrity in All We Do	Deep integrity permeates all we do. We act ethically, we are intellectually honest and absolutely compliant with all legal and regulatory requirements. We take responsibility for what we do and we deliver on our promises and commitments.
Value Teamwork	We foster an environment of open communication and approachability to identify opportunities and solve problems. We seek differing perspectives in our decision making process. We value diverse opinions, experiences, and cultures of our team members in support of our business goals. We recognize and celebrate success.
Entrepreneurial Spirit	Entrepreneurship energizes us and we encourage innovation and adaptability. Sustainability is a core mission and requires thoughtful, long-term decisions. We foster an environment that embraces change, an appetite for calculated risk and a reasonable acceptance of failure.

Corporate Strategic Initiatives. Our corporate strategic initiatives are customized and were defined in each NEO’s 2017 performance goals and are aligned with SemGroup’s four pillars: Safety, Execution, Culture and Results which incorporate our “DRIVE SUCCESS” initiatives, and include:

Pillar	Commitments	Definition
Safety	Safety	Always put safety first; outperform industry averages.
Execution	Unmatched Excellence	Maximize asset utilization.
	Committed to Growth	Commitment to grow footprint in North America, particularly in Canada, Gulf Coast, SCOOP and STACK, and through successful M&A transactions.
Culture	Community Involvement	Continue to support host communities, through sponsorship and employee participation of various charities.
	Employee Well-Being	Retain and attract top talent, develop leaders, reward performance and succession management.
	Social Responsibility	Continue to evaluate industry regulations, current and potential, that affect our compliance both internal and external.
Results	Stockholder Value	Create stockholder value and deliver Adjusted EBITDA targets, manage SemGroup dividends, coverage and leverage ratios

2017 Weighting of Performance Measures. The weighting of these measures for the NEOs are as follows:

NEO	Group	Consolidated Adjusted EBITDA	Corporate Strategic Initiatives	Individual Performance	Total
Carlin G. Conner	Corporate	60%	25%	15%	100%
Robert N. Fitzgerald	Corporate	60%	25%	15%	100%
Susan S. Lindberg	Corporate	60%	25%	15%	100%
Timothy R. O’Sullivan	Corporate	60%	25%	15%	100%
Thomas F. DeLorbe	Corporate	60%	25%	15%	100%

Actual payouts are discretionary and are disbursed from a Company-wide pool approved by the Committee. In approving the incentive pool, the Committee considers our actual performance in relation to the targeted performance for each performance measure, as well as key strategic accomplishments completed during the year. Recommendations for each NEO were based on the NEO’s short-term incentive target adjusted for the achievement of the pre-established performance measures and for personal contributions. We used the following as a guide in calculating each NEO’s recommended short-term incentive payout prior to discretionary adjustments:

Eligible Earnings for 2017 × Short-term Incentive Target % × (sum of the (Weighting of Performance Measure × Achievement Factor for the Performance Measure) for each Performance Measure)

Our incentive program allows the Committee to make adjustments in the calculation of our performance relative to the performance measures to reflect certain business events. The use of Adjusted EBITDA for our performance metric aligns with our non-GAAP financial measures reported publicly and helps ensure that incentive programs do not result in unearned windfalls or impose undue penalties. We believe the use of Adjusted EBITDA improves the alignment of incentives with stockholder value creation and effectively encourages our NEOs to take actions to create value for stockholders.

The Audit Committee validates our calculation of the achievement of each performance measure to support the determination of the company-wide pool, as adjusted for these items, and ensure consistency with our financial statements.

The chart below shows the achievement of our 2017 performance measures and the resulting recommended funding level.

Financial Performance Metrics (millions)	Threshold	Target	Maximum	Actual Performance	Achievement Factor (% of Target to be Paid)(1)
Consolidated Adjusted EBITDA	$265.9	$295.4	$354.5	$272.5	61.2%

(1)	Achievement factors were further adjusted for foreign currency rate differences between what was budgeted and was reflected in actuals and to remove impact of sale of Tampa Pipeline. HFOTCO results were not included in financial performance metrics for 2017.

Individual Performance Values
D	Dedicated to Excellence
R	Respect Everyone
I	Integrity In All We Do
V	Value Teamwork
E	Entrepreneurial Spirit
NEO individual performance was slightly above target: 110%

Pillars	Corporate Strategic Initiatives Commitments		Achievement
Safety	S	Safety	Target
Execution	U	Unmatched Excellence	Above Target
	C	Committed to Growth
Culture	C	Community Involvement	Slightly Above Target
	E	Employee Well-Being
	S	Social Responsibility
Results	S	Stockholder Value	Below Target
Above Target			Overall: Slightly above target: 105% Slightly above target

The Committee reviewed and confirmed these results and approved the short-term incentive pool. The Committee evaluated Adjusted EBITDA performance, as well as multiple operational, safety, strategic, and individual performance factors before approving the final payout factor. Our NEOs received, on average, 79% of their short-term incentive target payout based on actual performance in relation to targeted performance for each performance measure, key strategic accomplishments and individual performance.

Long-Term Incentives. We provide long-term incentives in the form of equity awards under our Equity Incentive Plan. The Committee oversees the administration of the equity awards granted under this plan. To determine the value of equity awards to be granted to NEOs, we consider the following factors:

•	The proportion of long-term incentives relative to base pay;

•	Our long-term business objectives;

•	Awards made to executives in similar positions with other comparably sized energy companies in our peer group;

•	The NEO’s impact on our performance and ability to create value; and

•	The NEO’s performance.

The Committee has allocated long-term equity awards as follows:

•	Performance-based awards (weighted 50%): The 2017 performance-based awards are measured based on two metrics: one internal performance metric designed to drive achievement of long-term business objectives and an external performance metric designed to reinforce the critical objective of building stockholder value over the long-term. A partial award can be earned on achievement of either metric.

•	(15%) For external performance metric we used relative TSR, as it mirrors the market return of our stockholders and compares our performance to that of our peer group. For those awards based on relative TSR we must achieve an attractive TSR relative to our peer group to deliver a target level award. See “The Role of the Peer Group” under “Compensation Overview” above for more information concerning our peer group.

•	(35%) For our internal performance metric we used Cash Available For Distribution per share (CAFD/Share) for the three-year performance share unit awards. NEOs will earn their targeted performance share units if we deliver target level performance.

•	Time-based restricted stock awards (weighted 50%): Time-vested awards include awards under our Equity Incentive Plan. Time-based awards vest three-years after the grant date.

The Committee supports this design as it is equity-based and delivers a significant portion of the equity in performance-based awards to our NEOs, further strengthening alignment with stockholders.

In general, we plan to make our annual equity grants around the same time each year. It is possible that newly hired or promoted executives may receive equity grants on the date on which they are hired or promoted or on the date of a Committee meeting on or around the hire or promotion date. The Committee approves all equity grants to the NEOs and the grant date for such awards is on or after the date of such approval.

The Committee does not intend to make equity grants in anticipation of the release of material non-public information and does not intend to time the release of such information based on equity award grant dates.

2017 Long-Term Incentive Awards. The long-term incentive targets as a percentage of eligible earnings (base salary for a performance year) for our NEOs in 2017 were as follows:

NEO	2017 Target Annual Grant Value (% of salary)
Carlin G. Conner	300%
Robert N. Fitzgerald	200%
Susan S. Lindberg	(1)
Timothy R. O’Sullivan	130%
Thomas F. DeLorbe	130%

(1)	Ms. Lindberg became a NEO in 2017 and received a one-time equity award consisting of 50% restricted stock and 50% performance share units in an amount equal to $190,000.

Benefits. Our NEOs currently receive the same level of health and welfare benefits provided to all employees including participating in our 401(k) Plan which provides for a matching contribution of a portion of an employee’s annual tax-deferred contribution. Our NEOs currently receive no perquisites (perks) or supplemental benefits, except for the following:

•	Tax and Financial Planning Allowance: We provide up to $15,000 annually to our CEO for annual income tax return preparation and financial planning to provide expertise on current tax laws, to assist with personal financial planning and to prepare for contingencies such as death and disability. We provide this benefit in order to help our CEO keep his focus on his responsibilities at SemGroup.

Other Executive Compensation Matters

Stock Ownership Policy. We have a Stock Ownership Policy for our executive officers, including NEOs, which further strengthens our NEOs’ alignment with stockholders. All NEOs must maintain an equity interest in the Company and its affiliates equal to a specified multiple of their base pay. Executives are required to retain 100% of annual equity awards, net of taxes, until ownership requirements are met. Fifty percent of the unvested time-based equity awards will count towards the ownership requirements. Unvested performance-based awards do not count toward the ownership requirements. We intend to periodically review the policy and adjust it as internal objectives or market conditions warrant. The chart below shows the NEO stock ownership guidelines currently in effect.

Position	Holding Requirement as a Percent of Base Pay
CEO	3x
NEO	2x
Other Executive Officers	1x

Clawback Policy. We have a Clawback Policy that if an accounting restatement occurs due to material noncompliance with the financial reporting requirements under U.S. federal securities laws, the Committee has the right to use reasonable efforts to recover from any of our current or former executive officers who received incentive-based compensation during the three-year period preceding the date on which the Company is required to prepare an accounting restatement any excess incentive-based compensation awarded as a result of the misstatement. This policy is intended to be interpreted in a manner consistent with any rules or regulations adopted by the SEC or listing guidelines adopted by the NYSE as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Our short-term incentive program and form of award agreements for long-term incentives require participants and grantees to return any incentive-based compensation which we determine we are required to recover from the participants and grantees under this policy. Our executive severance agreements discussed below also contain certain forfeiture and clawback provisions in the event that the executive breaches any non-competition, non-solicitation, non-disparagement, confidential information or intellectual property covenants in the agreements.

Policy on Hedging and Pledging Our Securities. Our Insider Trading Policy specifically prohibits our directors, named executive officers and other employees from (a) engaging in any hedging activities with respect to our securities or (b) holding our securities in a margin account or otherwise pledging our securities.

Compensation Program as it Relates to Risk. We have reviewed our compensation policies and practices for both executives and non-executives as they relate to risk and have determined that at this time they are not reasonably likely to have a material adverse effect on the Company.

In reaching this conclusion, we considered the various elements of our compensation program that are designed to help mitigate excessive risk taking, including:

•	Components of Compensation: We use a mix of compensation elements including base salary, short-term incentives and long-term incentives to avoid placing too much emphasis on any one component of compensation.

•	Level of Compensation: Our total direct compensation is designed to be competitive with the marketplace and aligned with the interest of our stockholders.

•	Short-term Incentive: Our short-term incentive plan does not allow for unlimited payouts. Short-term incentive payments cannot exceed 200% of target levels. Our short-term incentive plan is discretionary and is subject to the Committee’s approval.

•	Equity Awards: Our restricted stock awards drive a long-term perspective and have a three-year cliff vesting period.

•	Board/Committee Oversight: The Board of Directors and the Committee maintain full discretion of reviewing and administering all awards under short- and long-term incentive plans.

•	Performance Measures: Our performance goal setting process is aligned with our business strategy and our values and commitments.

•	Comprehensive Risk Management Policy: Our policy provides that employees will not be compensated for exposing us to undue risk as determined by our senior management and/or Board of Directors.

•	Clawback Policy: We have the ability to recover any excess incentive-based compensation awarded to any of our executive officers as a result of any accounting restatement due to material non-compliance with the reporting requirements under U.S. federal securities laws.

Our compensation program is intended to motivate NEOs and employees to achieve business objectives that generate stockholder returns while demonstrating behaviors that are consistent with our values.

Executive Severance Agreements. We entered into severance agreements with each of our NEOs, other than our CEO, to encourage and motivate such executive officers to devote their full attention to their duties without the distraction of concerns regarding their involuntary or constructive termination of employment under certain circumstances. Each severance agreement expires on June 1, 2020 unless extended. Termination-related benefits are described in greater detail under “Potential Payments Upon Termination or Change in Control” below.

Employment Agreement. We entered into an employment agreement with Carlin G. Conner on March 6, 2014, in conjunction with the commencement of his service as our President and Chief Executive Officer on April 1, 2014. Mr. Conner’s employment agreement provides for certain basic compensation provisions, including a base salary and eligibility to participate in incentive compensation programs and benefit programs available to our other executives, and provided for a sign-on bonus payment and one-time equity award. Mr. Conner’s agreement also includes certain termination-related benefits in the event of his involuntary or constructive termination of employment, including following a change of control, which are described under “Potential Payments Upon Termination or Change in Control” below. The benefits offered by the employment agreement were the result of negotiations between us and Mr. Conner in connection with our hiring him away from his previous employer. We believe the termination-related benefits are appropriate and competitive and that they should allow Mr. Conner to devote his full attention to his various duties without the distraction of concerns regarding his involuntary or constructive termination of employment under the circumstances set forth in the agreement.

Accounting and Tax Treatment. We consider the impact of accounting and tax treatment when designing all aspects of compensation, but the primary driver of program design is the support of business objectives. In that regard, we review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its CEO and any of its three other most highly compensated executive officers, other than the CFO. Effective for tax years beginning after December 31, 2017, U.S. tax law changes will expand the definition of covered employees under Section 162(m) to, include among others, the CFO, and eliminate the performance-based compensation exception beginning in 2018.

Under the tax laws in effect during 2017, compensation which qualified as “performance-based” could be excluded from the $1 million limit if, among other requirements, the compensation was payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s stockholders. The Committee, however, did not adopt a policy that all compensation must be deductible. The Committee views the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy, and will consider the tax law changes. The Committee reviews each material element of compensation on a continuing basis to determine whether deductibility can be accomplished without sacrificing flexibility and other important elements of the overall executive compensation program.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of SemGroup and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

James H. Lytal (Chair)
Karl F. Kurz
William J. McAdam

Summary Compensation Table

The following table summarizes the total compensation earned by or paid or awarded to each of the named executive officers with respect to each of the fiscal years ended December 31, 2017, 2016 and 2015. Susan S. Lindberg joined SemGroup in June 2017 and Thomas F. DeLorbe became a named executive officer in January 2017.

For each of the fiscal years presented, we have compensated Mr. Conner, our President and CEO, pursuant to an employment agreement. For additional information regarding this employment agreement, see “Potential Payments Upon Termination or Change in Control – Conner Employment Agreement” below. We have not entered into an employment agreement with any of the other named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Carlin G. Conner President and Chief Executive Officer	2017	596,154	–	1,800,054	–	476,820	–	37,903	2,910,931
	2016	577,211	–	1,735,041	–	575,000	–	15,900	2,903,152
	2015	573,173	–	1,699,922	–	393,300	–	20,365	2,686,760
Robert N. Fitzgerald Senior Vice President and Chief Financial Officer	2017	412,338	–	828,459	–	230,500	–	31,206	1,502,503
	2016	403,646	–	740,441	–	337,764	–	15,900	1,497,751
	2015	400,665	–	891,939	–	200,970	–	13,250	1,506,824
Susan S. Lindberg Vice President and General Counsel	2017	175,000	100,000	190,003	–	155,000	–	27,608	647,611

Timothy R. O’Sullivan Vice President Corporate Planning and Strategic Initiatives	2017	328,123	–	428,543	–	157,200	–	23,082	936,948
	2016	321,231	–	383,022	–	211,200	–	14,664	930,117
	2015	319,354	–	459,993	–	133,635	–	13,250	926,232

Thomas F. DeLorbe Vice President Corporate Services	2017	305,000	–	396,559	–	145,500	–	39,411	886,470

(1)	The amount represents a sign-on bonus paid to Ms. Lindberg as an inducement to accept our employment offer.
(2)	Represents the grant date fair value computed in accordance with ASC Topic 718, “Compensation – Stock Compensation,” which excludes the effect of estimated forfeitures, of the shares of restricted stock and performance share units granted under our Equity Incentive Plan and the restricted RRMS common units granted under the RRMS Equity Incentive Plan. Awards with performance conditions are valued on the grant date closing price on the NYSE based on the number of awards expected to vest. Awards with market conditions are valued using Monte Carlo simulations. The assumptions used to value the SemGroup stock awards are included in Note 18 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017. As a result of SemGroup’s acquisition of RRMS on September 30, 2016, all outstanding and unvested restricted RRMS common unit awards were converted into equivalent shares of SemGroup restricted stock, with the number of shares issuable upon vesting determined by the merger exchange ratio of 0.8136 shares of SemGroup Class A Common Stock for each RRMS common unit. The amount shown does not represent amounts paid to the executives.

The value included for the performance share units is based on 100 percent of the performance share units vesting at the end of the three-year performance period. Using the maximum number of shares of stock issuable upon vesting of the performance share units (200 percent of the units granted in 2017, 2016 and 2015), the aggregate grant date fair value of the performance share units would be as follows:

Name	2017	2016	2015
Carlin G. Conner	$1,800,090	$1,745,030	$1,699,926
Robert N. Fitzgerald	$828,495	$740,442	$891,948
Susan S. Lindberg	$190,003	—	—
Timothy R. O’Sullivan	$428,579	$383,014	$459,969
Thomas F. DeLorbe	$396,595	—	—

(3)	For 2017, represents awards under our short-term incentive program based on our achievement of certain performance metrics specified therein. Amounts were based on partial achievement of the performance metrics for 2017.

(4)	All Other Compensation for 2017 includes amounts allocated under our 401(k) matching contribution, certain cash dividends, relocation expenses and housing allowance payments. Does not include perquisites and other personal benefits, the aggregate amount of which with respect to each named executive officer, other than Ms. Lindberg and Mr. DeLorbe, does not exceed $10,000. The table below shows the components of this column for 2017:

Name	401(k) Matching Contribution ($)	Cash Dividends ($)(a)	Relocation Expenses ($)(b)	Housing Allowance ($)(c)	Total Other Compensation ($)
Carlin G. Conner	16,200	21,703	—	—	37,903
Robert N. Fitzgerald	16,200	15,006	—	—	31,206
Susan S. Lindberg	7,875	—	—	19,733	27,608
Timothy R. O’Sullivan	16,200	6,882	—	—	23,082
Thomas F. DeLorbe	16,200	—	23,211	—	39,411

(a)	Represents cash dividends paid on vested shares of SemGroup restricted stock that were previously RRMS restricted common unit awards that converted into such shares of SemGroup restricted stock on September 30, 2016.
(b)	Represents moving, travel, temporary living and other relocation expenses.
(c)	Represents temporary housing allowance paid to Ms. Lindberg per her employment arrangement.

Grants of Plan-Based Awards During 2017

The following table provides information about stock and option awards and non-equity and equity incentive plan awards granted to our named executive officers during the year ended December 31, 2017. No stock options were granted to our named executive officers in 2017. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Carlin G. Conner	—	—	—	600,000	1,200,000	—	—	—	—		—	—	—
	3/1/2017	2/22/2017	—	—	—	12,466	24,932	49,864	—		—	—	900,045
	3/1/2017	2/22/2017	—	—	—	—	—	—	24,931	(3)	—	—	900,009
Robert N. Fitzgerald	—	—	—	289,940	579,880	—	—	—	—		—	—	—
	3/1/2017	2/22/2017	—	—	—	5,738	11,475	22,950	—		—	—	414,248
	3/1/2017	2/22/2017	—	—	—	—	—	—	11,474	(3)	—	—	414,211
Susan S. Lindberg	—	—	—	195,000	390,000	—	—	—	—		—	—	—
	6/19/2017	5/16/2017	—	—	—	1,912	3,823	7,646	—		—	—	95,002
	6/19/2017	5/16/2017	—	—	—	—	—	—	3,823	(3)	—	—	95,002
Timothy R. O’Sullivan	—	—	—	192,000	384,000	—	—	—	—		—	—	—
	3/1/2017	2/22/2017	—	—	—	2,968	5,936	11,872	—		—	—	214,290
	3/1/2017	2/22/2017	—	—	—	—	—	—	5,935	(3)	—	—	214,254
Thomas F. DeLorbe	—	—	—	183,000	366,000	—	—	—	—		—	—	—
	3/1/2017	2/22/2017	—	—	—	2,747	5,493	10,986	—		—	—	198,297
	3/1/2017	2/22/2017	—	—	—	—	—	—	5,492	(3)	—	—	198,261

(1)	Represents estimated possible payouts under our short-term incentive plan. The estimated possible payout amounts are based on the applicable bonus target percentage and base salary for each named executive officer in effect for 2017. Actual incentive payments for 2017 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(2)	Represents the range of payouts in shares of stock for the performance period beginning January 1, 2017 and ending December 31, 2019, for performance-based share awards granted under our Equity Incentive Plan. If the performance criteria are met, payouts can range from 50 percent of target at the threshold level to 200 percent of target at the maximum level. If a participant retires (after continuously serving not less than 12 months during the performance period), dies or suffers a disability during the performance period, the participant or participant’s estate is entitled to that portion of the number of performance shares as such participant would have been entitled to had he or she remained employed, prorated for the number of days served. However, in the event of a subsequent change of control during the performance period, such participant or participant’s estate will be entitled to the number of shares at the target level. Performance shares are forfeited if employment is terminated for any other reason. If a participant continuously serves not less than 12 months during the performance period and a change of control occurs during the performance period, such participant will be entitled to the number of shares at the target level.
(3)	Represents restricted shares of Class A Common Stock underlying restricted stock awards granted under our Equity Incentive Plan. In general, restricted stock awards vest on the third anniversary of the date of grant, subject to the executive’s continued service with the Company through the vesting date. While an executive officer holds restricted shares, he or she is entitled to vote such shares with holders of our Class A Common Stock. Dividends, if any, paid with respect to the restricted shares are held by the Company and are subject to forfeiture until such time that the restricted shares on which the dividends were paid vest. The vesting of the restricted shares will accelerate in full in the event (i) an executive officer is terminated by the Company without cause or by the executive officer for good reason after or in connection with a change in control, (ii) an executive officer is terminated due to death or disability, or (iii) an executive officer is involuntarily terminated by the Company, as the direct result of a divestiture or otherwise, without cause. If an execute officer’s employment is terminated for any reason other than those in (i), (ii) and (iii) above, all unvested restricted shares, and any dividends distributed thereon, will be forfeited.

(4)	Represents the grant date fair value computed in accordance with ASC Topic 718, “Compensation—Stock Compensation,” which excludes the effect of estimated forfeitures, of the shares of restricted stock and performance share units granted under our Equity Incentive Plan. Awards with performance conditions are valued on the grant date closing price on the NYSE based on the number of awards expected to vest. Awards with market conditions are valued using Monte Carlo simulations. The assumptions used to value the SemGroup stock awards are included in Note 18 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017. The value included for the performance share units is based on 100 percent of the performance share units vesting at the end of the three-year performance period. The amount shown does not represent amounts paid to the executives.

Outstanding Equity Awards at Fiscal Year-End 2017

The following table shows the outstanding equity awards held by our named executive officers as of December 31, 2017.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)	($)(2)	(#)(1)(3)	($)(2)
Carlin G. Conner	—	—	—	—	—	121,026	3,654,985	71,791	2,168,088
Robert N. Fitzgerald	—	—	—	—	—	40,544	1,224,429	31,358	947,012
Susan S. Lindberg	—	—	—	—	—	3,823	115,455	3,823	115,455
Timothy R. O’Sullivan	—	—	—	—	—	20,963	633,083	16,221	489,874
Thomas F. DeLorbe	—	—	—	—	—	14,021	423,434	11,964	361,313

(1)	Vesting dates for shares of restricted stock and performance shares are shown in the table below. As a result of SemGroup’s acquisition of RRMS on September 30, 2016, all outstanding and unvested restricted RRMS common unit awards were converted into restricted stock awards of SemGroup, with the number of shares issuable upon vesting determined by the merger exchange ratio.

	Unvested Restricted Stock		Unvested and Unearned Performance Shares
Name	Number of Shares	Vesting Date	Number of Shares	Vesting Date
Carlin G. Conner	11,877	3/2/2018	46,859	12/31/2018
	15,624	4/1/2018	24,932	12/31/2019
	52,970	3/1/2019	—	—
	15,624	4/1/2019	—	—
	24,931	3/1/2020	—	—
Robert N. Fitzgerald	6,231	3/2/2018	19,883	12/31/2018
	22,839	3/1/2019	11,475	12/31/2019
	11,474	3/1/2020	—	—
Susan S. Lindberg	3,823	6/19/2020	3,823	12/31/2019
Timothy R. O’Sullivan	3,214	3/2/2018	10,285	12/31/2018
	11,814	3/1/2019	5,936	12/31/2019
	5,935	3/1/2020	—	—
Thomas F. DeLorbe	2,058	3/2/2018	6,471	12/31/2018
	6,471	3/1/2019	5,493	12/31/2019
	5,492	3/1/2020	—	—

(2)	Based on the closing price of $30.20 for our Class A Common Stock on the last trading day of 2017 as reported on the NYSE.
(3)	In February 2018, the Compensation Committee confirmed that the performance criteria were not met for the performance shares with a vesting date of December 31, 2017 and thus no shares were issued and none are reflected in the number of shares shown. The number of shares shown for the performance shares with a vesting date of December 31, 2018 and 2019 reflect target level of performance.

Option Exercises and Stock Vested During 2017

The following table provides information about the value realized by our named executive officers upon exercise of option awards and vesting of stock awards during the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Carlin G. Conner	—	—	15,624	562,464
Robert N. Fitzgerald	—	—	7,628	273,063
Susan S. Lindberg	—	—	—	—
Timothy R. O’Sullivan	—	—	3,497	125,184
Thomas F. DeLorbe	—	—	1,961	70,301

(1)	Based on the closing price of our Class A Common Stock on the day the stock award vested, as reported on the NYSE.

CEO Pay Ratio

For 2017, the annual total compensation of our CEO was 30 times that of the median of the annual total compensation of all employees (other than our CEO), based on annual total compensation of $2,910,931 for the CEO, as reported in the Summary Compensation Table included elsewhere in this proxy statement, and $98,483 for the median employee. This calculation is based on our employee population of 1,215 as of December 31, 2017, which included all 550 of our non-U.S. employees. Our non-U.S. employees are located in the following countries: 256 in Canada; 227 in Mexico; and 67 in United Kingdom.

To identify the median employee, we used a consistently applied compensation measure (“CACM”) of W-2, Box 5 earnings for our U.S. population (and equivalent wages for our non-U.S. population) for fiscal 2017, annualizing the CACM for those employees hired during 2017. We used average annual exchange rates to convert the CACM of the non-U.S. employees to U.S. currency. Based on the even number of employees (excluding the CEO) active on December 31, 2017, this process resulted in in two possible medians with one being located in the U.S. and one located outside of the U.S. For simplicity and comparison purposes, we chose the employee located in the U.S. to serve as our median for purposes of this calculation.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Potential Payments Upon Termination or Change in Control

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our named executive officers, or NEOs, in the event of a termination of employment or a change in control of SemGroup. In addition, we entered into an employment agreement with Carlin G. Conner effective as of March 6, 2014, in conjunction with Mr. Conner’s service as President and Chief Executive Officer of our Company commencing April 1, 2014.

Conner Employment Agreement

The initial term of Mr. Conner’s employment agreement is three years; provided, however, that commencing on the one-year anniversary date of the employment agreement and each subsequent annual anniversary date, the term shall be automatically extended so as to terminate three years from such anniversary date. Notwithstanding the term, the employment agreement will automatically terminate upon Mr. Conner’s separation from service (as defined in the employment agreement).

Mr. Conner’s initial base salary under the employment agreement is $550,000 per year. Mr. Conner is eligible to receive a target annual bonus determined in a manner consistent with that established under our short-term incentive program for each calendar year and participate in our long-term incentive program adopted by the Board of Directors. The employment agreement provides that Mr. Conner will be reimbursed for (i) reasonable out-of-pocket relocation expenses and traveling expenses until relocation, (ii) reasonable business expenses, and (iii) annual income tax return preparation and financial planning expenses up to $15,000 per year.

Pursuant to the employment agreement, Mr. Conner received a sign-on bonus of $600,000. In addition, he received additional signing compensation in the form of a one-time award of (i) restricted shares of our Class A Common Stock (the “Restricted Stock”) under our Equity Incentive Plan in such amount having a fair market value as of the grant date of the award equal to the aggregate sum of $4,250,000, with such shares vesting in five equal annual installments; and (ii) restricted RRMS common units under the RRMS Equity Incentive Plan in such amount having a fair market value as of the grant date of the award equal to the aggregate sum of $750,000, with such common units vesting in five equal annual installments.

If Mr. Conner’s employment with us terminates for any reason, including “disability” or death, Mr. Conner will be entitled, among other things, to payment of any (i) accrued but unpaid base salary; (ii) any accrued earned but unpaid annual bonus for the prior calendar year; (iii) accrued but unpaid vacation; and (iv) unreimbursed business expenses. In each case any unvested equity awards held by Mr. Conner will vest and payout only in accordance with the applicable award agreements for such equity awards. The amounts payable described in this paragraph are collectively referred to as the “Termination Amounts Payable.”

If Mr. Conner’s employment is terminated without “cause” or Mr. Conner resigns for “good reason” prior to a change in control, then, in addition to the Termination Amounts Payable, Mr. Conner will be entitled to the following:

•	an amount equal to two times the base salary in effect as of the date of his separation from service, payable on the first business day following six months after his separation from service;

•	any unvested shares of the Restricted Stock will vest on his separation from service;

•	reimbursement of reasonable fees and costs for outplacement services incurred by him within six months after his separation from service not exceeding $10,000; and

•	certain continuing healthcare coverage for up to 18 months following his separation from service.

If Mr. Conner’s employment is terminated other than for “cause” by us or Mr. Conner resigns for “good reason” in connection with a change in control, then, in addition to the Termination Amounts Payable, Mr. Conner will be entitled to the compensation for termination not in connection with a change in control described above, except that the payment of an amount equal to two times the base salary shall be an amount equal to three times the sum of the base salary plus the Target Annual Bonus, each determined as of his separation from service; provided, however, that any reduction in either the base salary or Target Annual Bonus that would qualify as good reason shall be disregarded for this purpose. “Target Annual Bonus” means, as of any date, the amount equal to the product of the base salary determined as of such date multiplied by the percentage of such base salary to which Mr. Conner would have been entitled immediately prior to such date under any annual bonus arrangement for the calendar year for which the annual bonus is awarded if the performance goals established pursuant to such annual bonus were achieved at the 100% level as of the end of the calendar year; provided, however, that if Mr. Conner’s annual bonus is discretionary and no 100% target level is formally established either under the annual bonus arrangement or otherwise, Mr. Conner’s “Target Annual Bonus” shall mean the amount equal to 100% of his base salary.

Payment of any amounts described in the preceding paragraphs regarding Mr. Conner’s termination not in connection with a change in control and termination in connection with a change in control will be conditioned on Mr. Conner’s execution and delivery to us of an agreement, waiver and release. Payment of any such amounts will be further conditioned on his compliance with the covenants regarding confidentiality, non-competition, non-solicitation, intellectual property and non-disparagement set forth in the employment agreement.

Notwithstanding the foregoing, if any amount or benefit to be paid above regarding Mr. Conner’s termination would be an excess parachute payment (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended), then the payment to be paid or provided under the employment agreement will be reduced to the minimum extent necessary so that no portion of any such payment, as so reduced, constitutes an excess parachute payment.

“Cause” is defined in Mr. Conner’s employment agreement as:

•	his conviction of or a plea of nolo contendere to a felony or a crime involving fraud, dishonesty or moral turpitude;

•	his commission of a willful wrongful act intending to enrich himself at the expense of, or that causes serious injury, monetary or otherwise, to, the Company or any of its subsidiaries or affiliates;

•	his willful or reckless neglect or misconduct in the performance of his duties which results in a material adverse effect on the Company;

•	his willful or reckless violation or disregard of the Company’s code of business conduct and ethics or, if applicable, the written code of ethics for our CEO and senior financial officers previously provided to him;

•	his material willful or reckless violation or disregard of a written Company policy previously provided to him; or

•	his habitual or gross neglect of duties.

An act or failure to act (except as related to a conviction or plea or nolo contendere described above), shall not be cause if it can reasonably be cured by Mr. Conner within 10 business days after he has received written notice from the Chairman of our Board of Directors.

“Change in control” is defined in Mr. Conner’s employment agreement as:

•

any person or group (other than an affiliate of ours or an employee benefit plan sponsored by us or our affiliates) becomes a beneficial owner, as such term is defined under the Securities Exchange Act of 1934, of 30% or more of the Company’s common stock or 30% or more of the combined voting power of all securities entitled to vote generally in the election of directors (“Voting Securities”), unless such person then owned both more than 70% of common stock and Voting Securities, directly or indirectly, in substantially the same proportion as immediately before such acquisition;

•	our directors as of the date of the agreement (“Existing Directors”) and directors whose election, or nomination for election by stockholders, are approved after that date by at least two-thirds of the Existing Directors cease to constitute a majority of our directors;

•	consummation of any merger, reorganization, recapitalization, consolidation or similar transaction (“Reorganization Transaction”), other than a Reorganization Transaction that results in the persons who were the direct or indirect owners of outstanding common stock and Voting Securities of the Company prior to the transaction becoming, immediately after the transaction, the owners of at least 60% of the then outstanding common stock and Voting Securities representing at least 60% of the combined voting power of the then outstanding Voting Securities of the surviving corporation in substantially the same respective proportions as such persons’ ownership immediately before such Reorganization Transaction; or

•	approval by our stockholders of the sale or other disposition of all, or substantially all, of the Company’s consolidated assets or the Company’s complete liquidation other than a transaction that would result in (i) a related party owning more than 50% of the assets that were owned by the Company immediately prior to the transaction or (ii) the persons who were the direct or indirect owners of our outstanding common stock and Voting Securities prior to the transaction continuing to own directly or indirectly, 50% or more of the assets owned by the Company immediately prior to the transaction.

A change in control will not occur if (i) Mr. Conner agrees in writing prior to an event that such an event will not be a change in control; or (ii) the Board determines that a liquidation, sale or other disposition approved by the stockholders, as described in the fourth bullet above, will not occur, except to the extent termination occurred prior to such determination.

“Disability” is defined in Mr. Conner’s employment agreement as a medically determined physical or mental impairment as a result of which he becomes unable to continue to fully perform his essential functions with or without reasonable accommodation for 90 consecutive calendar days, or for shorter periods aggregating 120 or more days in any twelve month period, or upon the determination of a mutually selected physician that, on account of such an impairment, he will be unable to return to work and perform his essential functions with or without reasonable accommodation within 90 calendar days following such determination.

“Good reason” is defined in Mr. Conner’s employment agreement as the occurrence of any of the following without his prior written consent:

•	a material adverse reduction in the nature or scope of his duties, functions, responsibilities or authority;

•	a reduction in his base salary or target annual bonus;

•	a material reduction in the kind or level of his aggregate benefits not applicable to all other executives;

•	a relocation of generally more than 50 miles; or

•	the failure of the Company to materially comply with its obligations under the employment agreement.

Severance Agreements. We have entered into severance agreements with each of the NEOs, other than Carlin G. Conner, our President and Chief Executive Officer, to encourage and motivate such executive officers to devote their full attention to their duties without the distraction of concerns regarding their involuntary or constructive termination of employment. Each severance agreement expires on June 1, 2020, unless extended. The definitions of certain words in quotations are provided below.

Each severance agreement generally provides that if within two years after a “change in control” of the Company (i) a NEO resigns for “good reason” or (ii) the employment of a NEO is terminated other than for “cause,” “disability,” death or a “disqualification disaggregation,” such NEO is entitled to the following:

•	within 10 business days after the termination date, a lump sum payment of all accrued but unpaid base salary, any accrued earned but unpaid annual bonus, accrued but unpaid vacation and any other amounts or benefits due but not paid;

•	on the first business day following six months after the termination date, a lump sum payment equal to (i) any unpaid earned annual bonus for the fiscal year prior to the fiscal year of termination; and (ii) a severance amount equal to two times his base salary as of the termination date plus an annual bonus amount equal to his target percentage multiplied by his base salary in effect at the termination date as if performance goals were achieved at 100%;

•	continued participation in our medical benefit plans for so long as the NEO elects coverage or 18 months from the termination whichever is less, in the same manner and at the same cost as similarly situated active employees;

•	all unvested stock options, shares of restricted stock, restricted stock units and performance shares held by the NEO will only vest and be paid out in accordance with the terms of the respective award agreements;

•	continued participation in the Company’s directors’ and officers’ liability insurance for six years or any longer known applicable statute of limitations period; and

•	outplacement benefits for six months at a cost not exceeding $10,000.

Notwithstanding the foregoing, if any amount or benefit to be paid above would be an excess parachute payment (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended), then the payment to be paid or provided under a severance agreement will be reduced to the minimum extent necessary so that no portion of any such payment, as so reduced, constitutes an excess parachute payment.

If a NEO’s employment is terminated for “cause,” the NEO is entitled to a lump sum payment of all accrued but unpaid base salary, any accrued earned but unpaid annual bonus, accrued but unpaid vacation and any other amounts or benefits due but not paid.

If a NEO’s employment is terminated by us without cause prior to a change in control, such NEO is entitled to the following:

•	within 30 business days after the termination date, a lump sum payment of all accrued but unpaid base salary, any accrued earned but unpaid annual bonus, accrued but unpaid vacation and any other amounts or benefits due but not paid;

•	on the first business day following six months after the termination date, a lump sum payment equal to (i) any unpaid earned annual bonus for the fiscal year prior to the fiscal year of termination; and (ii) a severance amount equal to his base salary as of the termination date plus an annual bonus amount equal to his target percentage multiplied by his base salary in effect at the termination date as if performance goals were achieved at 100%;

•	all unvested stock options, shares of restricted stock, restricted stock units and performance shares held by the NEO will only vest and be paid out in accordance with the terms of the respective award agreements;

•	continued participation in the Company’s directors’ and officers’ liability insurance for six years or any known longer applicable statute of limitations period; and

•	outplacement benefits for six months at a cost not exceeding $10,000.

Pursuant to the severance agreements, during the term of the severance agreement and for a period of twelve months following the date of termination of employment, a NEO may not, directly or indirectly, compete with us or encourage any of our employees to quit or leave our employ or solicit any third party who is an established customer of ours to cease being our customer or take away from us the business of such customer. The severance agreements also require a NEO to keep all our trade secrets and proprietary information confidential, restrict a NEO from disparaging or criticizing us and restrict us from disparaging or criticizing the NEO.

The severance agreements with our NEOs use the following definitions:

“Cause” means a NEO’s

•	conviction of or a plea of nolo contendere to a felony or a crime involving fraud, dishonesty or moral turpitude;

•	willful or reckless material misconduct in the performance of his duties that has an adverse effect on the Company or any of its subsidiaries or affiliates;

•	willful or reckless violation or disregard of the Company’s code of business conduct and ethics, any applicable code of ethics for our CEO and senior financial officers or any policy of the Company or its subsidiaries; or

•	habitual or gross neglect of his duties.

Cause generally does not include bad judgment or negligence (other than habitual neglect or gross negligence); acts or omissions made in good faith after reasonable investigation by the NEO or acts or omissions with respect to which the Board could determine that the NEO had satisfied the standards of conduct for indemnification or reimbursement under our Certificate of Incorporation, bylaws, any applicable indemnification agreement, or applicable law; or failure (despite good faith efforts) to meet performance goals, objectives, or measures for a period beginning upon a change of control and continuing for two years or until the termination of the agreement, whichever happens first. A NEO’s act or failure to act (except as related to a conviction or plea or nolo contendere described above), when done in good faith and with a reasonable belief after reasonable investigation that such action or non-action was in the best interest of the Company or its subsidiaries or affiliates or required by law shall not be cause if the NEO cures the action or non-action within 10 days of notice. Furthermore, no act or failure to act will be cause if the NEO acted under the advice of counsel representing the Company or required by the legal process.

“Change in control” means:

•	any person or group (other than an affiliate of ours or an employee benefit plan sponsored by us or our affiliates) becomes a beneficial owner, as such term is defined under the Securities Exchange Act of 1934, of 30% or more of the Company’s common stock or 30% or more of the combined voting power of all securities entitled to one vote generally in the election of directors (“Voting Securities”), unless such person then owned both more than 70% of common stock and Voting Securities, directly or indirectly, in substantially the same proportion as immediately before such acquisition;

•	our directors as of the date of the agreement (“Existing Directors”) and directors whose election, or nomination for election by stockholders, are approved after that date by at least two-thirds of the Existing Directors cease to constitute a majority of our directors;

•	consummation of any merger, reorganization, recapitalization, consolidation or similar transaction (“Reorganization Transaction”), other than a Reorganization Transaction that results in the persons who were the direct or indirect owners of outstanding common stock and Voting Securities of the Company prior to the transaction becoming, immediately after the transaction, the owners of at least 60% of the then outstanding common stock and Voting Securities representing at least 60% of the combined voting power of the then outstanding Voting Securities of the surviving corporation in substantially the same respective proportions as such persons’ ownership immediately before such Reorganization Transaction; or

•	approval by our stockholders of the sale or other disposition of all, or substantially all, of the Company’s consolidated assets or the Company’s complete liquidation other than a transaction that would result in (i) a related party owning more than 50% of the assets that were owned by the Company immediately prior to the transaction or (ii) the persons who were the direct or indirect owners of our outstanding common stock and Voting Securities prior to the transaction continuing to own directly or indirectly, 50% or more of the assets owned by the Company immediately prior to the transaction.

A change in control will not occur with respect to a NEO if (i) the NEO agrees in writing prior to an event that such an event will not be a change in control; or (ii) the Board determines that a liquidation, sale or other disposition approved by the stockholders, as described in the fourth bullet above, will not occur, except to the extent termination occurred prior to such determination.

“Disability” means a physical or mental infirmity that impairs the NEO’s ability to substantially perform his duties for twelve months or more and for which he is receiving income replacement benefits from a Company plan for not less than three months.

“Disqualification disaggregation” means the cessation of a NEO’s employment by us or affiliates (during the period beginning upon a change in control and continuing for two years or until the termination of the agreement, whichever happens first), if the NEO is employed by the successor in substantially the same position and the successor has assumed our obligations under the severance agreement.

“Good reason” means, generally, a material adverse reduction in the nature and scope of the NEO’s office, position, duties, functions, responsibilities or authority, a reduction in the NEO’s base salary, a reduction in the NEO’s annual bonus, required relocation, a material reduction in the level of aggregate compensation or benefits not applicable to peer executives, a relocation of generally more than 50 miles, a successor company’s failure to honor the agreement or the failure of the Board to provide written notice of the act or omission constituting “cause.”

Potential Payments Upon Termination or Change in Control as of December 31, 2017. The following tables show potential payments of severance and/or benefits to the NEOs under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change in control or termination of each of such NEOs, assuming a change in control date or termination date of December 31, 2017, and, where applicable, using the closing price of $30.20 for our Class A Common Stock as reported on the NYSE on the last trading day of 2017. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such officer’s separation from us.

	Cash Severance Payment	Continuation of Medical Benefits(1)	Acceleration of Restricted Stock Awards(2)	Acceleration of Performance- Based Awards (3)	Out- Placement Services	Total Potential Payments
Carlin G. Conner
• Disability	—	—	$3,654,985	$722,696	—	$4,377,681
• Death	—	—	$3,654,985	$722,696	—	$4,377,681
• Retirement	—	—	—	—	—	—
• Voluntary termination without good reason or termination for cause	—	—	—	—	—	—
• Termination without cause or resignation for good reason	$1,200,000	$28,149	$3,654,985	$722,696	$10,000	$5,615,830
• Change in Control (“CIC”)	—	—	$3,654,985	$722,696	—	$4,377,681
• Termination without cause or resignation for good reason after CIC(4)	$2,400,000	$28,149	$3,654,985	$722,696	$10,000	$6,815,830
Robert N. Fitzgerald
• Disability	—	—	$1,224,429	$515,826	—	$1,740,255
• Death	—	—	$1,224,429	$515,826	—	$1,740,255
• Retirement	—	—	—	—	—	—
• Voluntary termination without good reason or termination for cause	—	—	—	—	—	—
• Termination without cause or resignation for good reason(5)	$704,140	—	$1,224,429	$947,012	$10,000	$2,885,581
• CIC	—	—	—	$947,012	—	$947,012
• Termination without cause or resignation for good reason after CIC(4)(5)	$1,408,280	$28,243	$1,224,429	$947,012	$10,000	$3,617,964
Susan S. Lindberg
• Disability	—	—	$115,455	$38,485	—	$153,940
• Death	—	—	$115,455	$38,485	—	$153,940
• Retirement	—	—	—	—	—	—
• Voluntary termination without good reason or termination for cause	—	—	—	—	—	—
• Termination without cause or resignation for good reason(5)	$520,000	—	$115,455	$115,455	$10,000	$760,910
• CIC	—	—	—	$115,455	—	$115,455
• Termination without cause or resignation for good reason after CIC(4)(5)	$1,040,000	$21,213	$115,455	$115,455	$10,000	$1,302,123
Timothy R. O’Sullivan
• Disability	—	—	$633,083	$266,827	—	$899,910
• Death	—	—	$633,083	$266,827	—	$899,910
• Retirement	—	—	—	$266,827	—	$266,827
• Voluntary termination without good reason or termination for cause	—	—	—	—	—	—
• Termination without cause or resignation for good reason(5)	$521,600	—	$633,083	$489,874	$10,000	$1,654,557
• CIC	—	—	—	$489,874	—	$489,874
• Termination without cause or resignation for good reason after CIC(4)(5)	$1,043,200	$27,941	$633,083	$489,874	$10,000	$2,204,098
Thomas F. DeLorbe
• Disability	—	—	$423,434	$185,579	—	$609,013
• Death	—	—	$423,434	$185,579	—	$609,013
• Retirement	—	—	—	—	—	—
• Voluntary termination without good reason or termination for cause	—	—	—	—	—	—
• Termination without cause or resignation for good reason(5)	$488,000	—	$423,434	$361,313	$10,000	$1,282,747
• CIC	—	—	—	$361,313	—	$361,313
• Termination without cause or resignation for good reason after CIC(4)(5)	$976,000	$14,366	$423,434	$361,313	$10,000	$1,785,113

(1)	Represents the value of continued participation in our medical benefit plans for a period of 18 months following termination in the same manner and at same costs as similarly situated active employees.
(2)	The amounts include accumulated unvested dividends/distributions with respect to the restricted stock.
(3)	Amounts reflect the actual equivalent shares earned for the performance period ended December 31, 2017, and assumes the performance-based awards for the performance periods ending December 31, 2018 and December 31, 2019 are at the target payout level; provided, however, in the case of disability, death or retirement, the assumed performance-based awards for each of the periods ending December 31, 2018 and December 31, 2019 have been prorated based on the number of days employed, assuming the December 31, 2017 termination date, during the applicable three-year performance period. Mr. O’Sullivan would have been eligible to receive a pro-rata share of the performance shares under the unvested performance-based awards upon retirement as of December 31, 2017, pursuant to the terms of such awards.
(4)	The amounts reflected for termination without cause or resignation for good reason after a change in control include the benefits a NEO would receive in the event of a change in control as a sole event without the involuntary or good reason termination.
(5)	Pursuant to the terms of each respective severance agreement, the cash severance payment is to be made on the first business day following six months after the termination date.

Compensation Committee Interlocks and Insider Participation

During 2017, the Compensation Committee was composed of Karl F. Kurz, James H. Lytal, William J. McAdam (appointed May 17, 2017) and Sarah M. Barpoulis (until May 17, 2017), all of whom are independent directors. During 2017, none of our executive officers served on the board of directors or on the compensation committee of any other entity who had an executive officer that served either on our Board of Directors or on the Compensation Committee.

DIRECTOR COMPENSATION

Our non-employee directors receive annual compensation for serving on our Board of Directors. We do not pay our employees who serve on Board of Directors any additional compensation for Board membership. Our Compensation Committee reviews from time to time the compensation we pay to our non-employee directors and, if appropriate, recommends changes or adjustments to such compensation. The compensation we pay to our non-employee directors consists of a cash retainer and equity awards as shown in the following table. We also reimburse directors for out-of-pocket expenses in connection with attending board and committee meetings. The annual cash retainer and equity award are paid to the non-employee directors on a June 1 through May 31 basis.

	Total Compensation(1)	Annual Cash Retainer	Committee Meeting Fees(2)	Annual Equity Grant(3)
Non-Executive Chairman of the Board	$309,000	$137,000	—	$172,000
Chairman – Audit Committee	$219,000	$99,500	$2,000	$119,500
Members – Audit Committee	$194,000	$87,000	$2,000	$107,000
Chairman – Nominating/Governance Committee	$209,000	$94,500	$2,000	$114,500
Chairman – Compensation Committee	$214,000	$97,000	$2,000	$117,000
Members – Nominating/Governance Committee	$194,000	$87,000	$2,000	$107,000
Members – Compensation Committee	$194,000	$87,000	$2,000	$107,000
Members – Board Only	$194,000	$87,000	—	$107,000

(1)	Total compensation is the sum of the cash and equity retainers paid on an annual basis and does not include committee meeting fees. Each non-employee director receives the highest total compensation he or she is entitled to pursuant to the table. No non-employee director is entitled to compensation from more than one row of the table.
(2)	Committee meeting fees are paid only to members of the committee for their attendance at each meeting of their respective committees and not to other non-employee directors who attend a committee meeting voluntarily. If the Chairman of the Board attends a committee meeting for the purpose of establishing a quorum and if a non-member of a committee attends at the specific request or requirement of the Chairman of that committee, that director will be entitled to be paid a committee meeting fee.
(3)	All equity grants are made as shares of restricted stock under our Equity Incentive Plan. The number of shares of restricted stock is determined by dividing the dollar amount of the grant by the value of a share of common stock on the date the grant is made.

The shares of restricted stock are subject to forfeiture provisions, which generally lapse on the first anniversary of the date of the grant. Shares held by a non-employee director that have not yet vested will become fully vested upon the occurrence of the director’s death. Non-employee directors are required to retain all stock received as compensation while they are serving as members of the Board until a minimum ownership level of vested shares equal in value to four times the Annual Cash Retainer for Members—Board Only as set forth above has been achieved, except they may sell shares to cover tax liability associated with the vesting of restricted stock and, transfer shares to a spouse to be held in common ownership with the director and to certain trusts for the sole benefit of a director and, provided the director serves as trustee, for the benefit of the director’s spouse or minor children.

The non-employee directors can elect to defer all or a portion of their annual cash retainer in five percent increments. Any deferred compensation amounts are maintained in a deferred money account, which does not bear interest. Deferred compensation amounts are credited as a dollar amount to the director’s deferred money account on the date such cash compensation otherwise would be payable in cash to the director. The director at all times is 100% vested in his or her deferred money account. The non-employee directors may elect, on or before December 31 of the calendar year preceding the plan year, to receive their annual cash retainer in either cash, stock, or a combination thereof. If a director does not make such an election, the entire amount of the retainer will be paid in cash.

Director Compensation Table for 2017

The following table sets forth a summary of the compensation earned, paid or awarded to our non-employee directors for the year ended December 31, 2017.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas R. McDaniel(4)	153,667	194,917	—	—	—	—	348,584
Ronald A. Ballschmiede	114,500	114,500	—	—	—	—	229,000
Sarah M. Barpoulis	113,500	119,500	—	—	—	—	233,000
Karl F. Kurz	109,000	107,000	—	—	—	—	216,000
James H. Lytal(4)	131,167	121,167	—	—	—	—	252,334
William J. McAdam(5)	115,115	129,279	—	—	—	—	244,394

(1)	This table excludes current director Carlin G. Conner who is an officer and employee of the Company and thus received no compensation for service as a director. The compensation received by Mr. Conner for 2017 as an officer and employee is shown in the Summary Compensation Table above.
(2)	The fees paid in cash include (a) the annual cash retainer for services for 2017, (b) the pro-rated annual cash retainer amounts described in footnotes 4 and 5 below, and (c) committee meeting fees.
(3)	These amounts represent the grant date fair value computed in accordance with the ASC Topic 718, “Compensation—Stock Compensation,” which excludes the effect of estimated forfeitures, of shares of restricted stock granted under our Equity Incentive Plan. The assumptions used to value these stock awards are included in Note 18 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2017. The amounts shown do not represent amounts paid to the directors. The following table provides information on the restricted stock awards in 2017 for the directors. These awards are for services from June 2017 through May 2018 and the pro-rated retainer periods described in footnotes 4 and 5 below. The fair value of the restricted stock awarded was based on the estimated value of our Class A Common Stock on the grant date.

Name	Award Date	Shares Awarded		Grant Date Fair Value ($/Share)	Grant Date Fair Value of Restricted Stock Awards ($)
Thomas R. McDaniel	1/1/2017	549	(4)	41.75	22,917
	6/1/2017	5,478		31.40	172,000
Ronald A. Ballschmiede	6/1/2017	3,646		31.40	114,500
Sarah M. Barpoulis	6/1/2017	3,806		31.40	119,500
Karl F. Kurz	6/1/2017	3,408		31.40	107,000
James H. Lytal	1/1/2017	100	(4)	41.75	4,167
	6/1/2017	3,726		31.40	117,000
William J. McAdam	3/22/2017	669	(5)	33.30	22,279
	6/1/2017	3,408		31.40	107,000

As of December 31, 2017, each director had an aggregate number of shares of restricted Class A Common Stock outstanding equal to the number of shares awarded to such director set forth in the above table.
(4)	Effective January 1, 2017, Mr. McDaniel was appointed Chairman of the Board of Directors and Mr. Lytal was appointed Chairman of the Compensation Committee of the Board of Directors. Such persons received incremental pro-rated annual cash retainer and stock awards for services rendered in those new capacities from January 1, 2017 through May 31, 2017.
(5)	Mr. McAdam was appointed as a director on March 20, 2017 and received a pro-rated annual cash retainer and stock award for services rendered from his appointment through May 31, 2017.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017, concerning shares of our common stock authorized for issuance under our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders(1)	588,166	(2)	—	1,118,082	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	588,166			1,118,082

(1)	Our Equity Incentive Plan, as amended and restated, was approved by our stockholders on May 17, 2016.
(2)	Represents shares issuable upon vesting of restricted stock units and performance share units, which units have no exercise price. This amount assumes that target level performance is achieved under outstanding performance-based awards for which the performance has not yet been determined. Does not include 495,924 shares that are subject to outstanding time-based restricted stock awards.
(3)	Represents shares of our Class A Common Stock available for issuance under our Equity Incentive Plan. Shares of our Class A Common Stock may be issued under our Equity Incentive Plan pursuant to the following types of awards: nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, stock-based awards, including restricted stock units, and performance-based compensation.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its responsibilities for the general oversight of the integrity of our financial statements and our financial reporting process, including our system of internal control over financial reporting. Management has the primary responsibility for the financial statements and the financial reporting process, including our system of internal controls. Our independent registered public accounting firm, Grant Thornton LLP (“Grant Thornton”), is responsible for performing an independent audit of our financial statements in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. Grant Thornton also reports on its assessment of internal control over financial reporting based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Audit Committee monitors these processes.

In the performance of its oversight function, the Audit Committee has reviewed and discussed our audited consolidated financial statements as of and for the fiscal year ended December 31, 2017 with management and with Grant Thornton. The Audit Committee has also reviewed and discussed Grant Thornton’s report on its assessment of internal accounting control over financial reporting. In this context, the Audit Committee has discussed with Grant Thornton the matters required to be discussed by Auditing Standard 1301, “Communication with Audit Committees”, issued by the Public Company Accounting Oversight Board.

The Audit Committee has received from Grant Thornton the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with Grant Thornton its independence.

Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements as of and for the fiscal year ended December 31, 2017 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Sarah M. Barpoulis (Chair) Ronald A. Ballschmiede
James H. Lytal

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has adopted a written policy and procedures for the identification, review and approval of related person transactions which is set forth in our Related Person Transaction Policy. Pursuant to the policy, our General Counsel is charged with primary responsibility for determining whether, based on the facts and circumstances, a proposed transaction is a related person transaction. For the purposes of the policy, a “related person transaction” is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) (i) in which we or any of our affiliates participate or will participate, (ii) the amount involved exceeds $120,000, and (iii) in which in any executive officer, director or director nominee of ours, any person who is the beneficial owner of more than 5% of any class of our voting securities, or any immediate family member of any of the foregoing individuals (a “related person”) has or will have a direct or indirect material interest.

To assist our General Counsel in making this determination, the policy sets forth certain categories of transactions that are deemed not to involve a direct or indirect material interest on behalf of the related person. If, after applying these categorical standards and weighing all of the facts and circumstances, our General Counsel determines that a proposed transaction is a related person transaction, our General Counsel must present the proposed transaction to the Audit Committee for review or, if impracticable under the circumstances, to the Chairman of the Audit Committee. The Audit Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Audit Committee will consider all relevant information available to it and, as appropriate, take into consideration the following:

•	whether the transaction was undertaken in our ordinary course of business;

•	whether the transaction was initiated by us or the related person;

•	whether the transaction with the related person is proposed to be entered into on terms no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose, and the potential benefits to us, of the transaction;

•	the approximate dollar value of the amount involved in the transaction and whether such amount is material to us;

•	the related person’s interest in the transaction (including the approximate dollar value of the amount of the such related person’s interest in the transaction); and

•	any other information regarding the transaction or related person that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify a related person transaction only if it determines that the transaction is consistent with our best interests as a whole. Further, in approving any such transaction, the Audit Committee has the authority to impose any terms or conditions it deems appropriate on us or the related person. Absent this approval, no such related person transaction may be entered into by us.

Transactions with Related Persons

Acquisition of Houston Fuel Oil Terminal Company

On June 5, 2017, we entered into a Purchase and Sale Agreement, (the “Purchase Agreement”) among us, Beachhead I LLC (“Buyer I”), Beachhead II LLC (“Buyer II” and, together with Buyer I, the “Buyers”), which are each an indirect wholly-owned subsidiary of us, Buffalo Investor I, L.P. (“Buffalo I”) and Buffalo Investor II, L.P. (“Buffalo II” and, together with Buffalo I, the “Sellers”). Pursuant to the Purchase Agreement, on July 17, 2017, we acquired 100% of the equity interests in Buffalo Parent Gulf Coast Terminals LLC (“Buffalo Parent”), the parent company of Buffalo Gulf Coast Terminals LLC and HFOTCO LLC doing business as Houston Fuel Oil Terminal Company (“HFOTCO”), in exchange for a purchase price paid or to be paid by the Buyers to the Sellers in two payments (the “HFOTCO Acquisition”). Consideration for the HFOTCO Acquisition was separated into a payment at closing (the “First Payment”) and a second payment to be made on or before December 31, 2018. The First Payment consisted of approximately $400 million in the form of our shares of Class A Common Stock issued at a predetermined price of $32.30 per share for a total of 12,383,900 shares, $297 million in cash (which is net of an estimated $4.2 million preliminary adjustment for working capital, net indebtedness and capital expenditures), and approximately $766 million in the form of assumed net indebtedness of HFOTCO. The second payment consists of $600 million of cash if paid on December 31, 2018, which amount is discounted at a rate of 5% per annum if paid prior to December 31, 2018, and increases to $680 million if not paid by December 31, 2018, but which amount must be paid any time after December 31, 2018 upon the written request of the Sellers and, in any event, not later than December 31, 2019 (the “Second Payment”). Neither the Company nor any of its subsidiaries other than the Buyers, Buffalo Parent and Beachhead Holdings LLC, the parent company of the Buyers

(“Beachhead Holdings” and, together with the Buyers and Buffalo Parent, the “HFOTCO Entities”), have any obligation to pay the Second Payment to Sellers. Instead, the Second Payment is secured by a guarantee by the HFOTCO Entities and a pledge of the equity interests in Buffalo Parent and the Buyers in favor of the Sellers.

In connection with the closing of the HFOTCO Acquisition, we entered into a Registration Rights Agreement with the Sellers (the “Registration Rights Agreement”) pursuant to which we subsequently filed a registration statement which is available for the resale of all shares of Class A Common Stock acquired by the Sellers in the HFOTCO Acquisition. The Sellers may elect to sell shares under the registration statement in an underwritten public offering. In addition, the Registration Rights Agreement provides the Sellers with certain “piggyback” registration rights, pursuant to which the Sellers may elect to participate in an underwritten public offering of our Class A Common Stock initiated by us. The Registration Rights Agreement provides that the Sellers will vote in favor of the proposed Class A Common Stock Amendment (Proposal 4) at the Annual Meeting.

Our Board of Directors, including all members of the Audit Committee, approved the HFOTCO Acquisition and the Registration Rights Agreement.

Preferred Stock Issuance

On January 19, 2018, we sold to certain institutional investors, in a private placement, an aggregate of 350,000 shares of our Preferred Stock, convertible into shares of our Class A Common Stock, for a cash purchase price of $1,000 per share of Preferred Stock and aggregate gross proceeds to us of $350 million. WP SemGroup Holdings, L.P. (“WP SemGroup”) purchased 300,000 shares of Preferred Stock in such private placement. Holders of the Preferred Stock (“Holders”) will receive quarterly distributions equal to an annual rate of 7.0% ($70.00 per share annualized) of $1,000 per share of Preferred Stock, subject to certain adjustments (the “Liquidation Preference”). With respect to any quarter ending on or prior to June 30, 2020, we may elect, in lieu of paying a distribution in cash, to have the amount that would have been payable if such dividend had been paid in cash added to the Liquidation Preference. On or after the eighteen month anniversary of January 19, 2018, the Holders may convert their shares of Preferred Stock into a number of shares of our Class A Common Stock equal to, per preferred share, the quotient of the Liquidation Preference divided by $33.00, subject to certain adjustments including customary anti-dilution adjustments. On or after January 19, 2021, if the Holders have not elected to convert all of their shares of Preferred Stock, we may cause, under certain circumstances, the outstanding shares of Preferred Stock to be converted into shares of our Class A Common Stock. Holders are entitled to vote on all matters on which the holders of shares of our Class A Common Stock are entitled to vote and, in general, vote together with the holders of shares of our Class A Common Stock as a single class. Each Holder is entitled to a number of votes equal to the number of votes such Holder would have had if all shares of Preferred Stock held by such Holder had been converted into shares of our Class A Common Stock. In connection with the issuance of the Preferred Stock, we granted WP SemGroup the right to appoint an observer to our Board of Directors.

We also granted WP SemGroup certain registration rights which require us to file and maintain a registration statement, which shall become effective no later than the eighteen month anniversary of January 19, 2018, with respect to the resale of shares of our Class A Common Stock issuable upon conversion of the Preferred Stock owned by WP SemGroup. WP SemGroup may elect to sell shares under the registration statement in an underwritten public offering. In addition, WP SemGroup also has certain “piggyback” registration rights, pursuant to which WP SemGroup may elect to participate in offerings initiated by us or other persons who have registration rights.

Our Board of Directors, including all members of the Audit Committee, approved the issuance of the Preferred Stock and the granting of the registration rights.

Conner & Winters, LLP

The law firm of Conner & Winters, LLP, of which Mark D. Berman is a partner, performs legal services for us. Mr. Berman is the spouse of Candice L. Cheeseman, who served as our Vice President and General Counsel until her retirement from such position in June 2017. The engagement of Conner & Winters, LLP was approved by our Audit Committee in compliance with the procedures set forth for the approval of related person transactions in our Related Person Transaction Policy in connection with our hiring of Ms. Cheeseman in 2010. Conner & Winters, LLP had been providing legal services to us prior to our hiring of Ms. Cheeseman. Mr. Berman did not perform any legal services for us while Ms. Cheeseman was an employee of the Company. We paid $1,037,836 in legal fees and related expenses to this law firm for services rendered during 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10 percent of our Class A Common Stock, to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC and the NYSE, and to furnish us with a copy of each such report. SEC regulations impose specific due dates for such reports, and we are required to disclose in this proxy statement any failure to file by these dates during and with respect to fiscal 2017.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during and with respect to fiscal 2017, all Section 16(a) filing requirements applicable to our officers, directors and more than 10 percent stockholders were complied with, except that Mr. Kurz inadvertently failed to file three Form 4s with respect to four transactions, all of which were reported in one Form 4.

OTHER MATTERS

Matters Which May Come Before the Annual Meeting

The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If any other matters properly come before the Annual Meeting for a stockholder vote, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K (excluding exhibits), for the year ended December 31, 2017, which is required to be filed with the SEC, will be made available to stockholders to whom this proxy statement is mailed, without charge, upon written or oral request to Investor Relations, SemGroup Corporation, Two Warren Place, 6120 S. Yale Avenue, Suite 1500, Tulsa, Oklahoma 74136, telephone number: (918) 524-8081. Our Annual Report on Form 10-K also may be accessed through our website at http://www.semgroupcorp.com.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 16, 2018:

Stockholders may view this proxy statement, our form of proxy and our 2017 Annual Report to Stockholders over the Internet by accessing our website at http://www.semgroupcorp.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

William H. Gault
Secretary

April 13, 2018

Tulsa, Oklahoma

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 15, 2018.
Vote by Internet
• Go to www.investorvote.com/SEMG
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1.	Election of Directors:	01 - Ronald A. Ballschmiede	02 - Sarah M. Barpoulis	03 - Carlin G. Conner	+
		04 - Karl F. Kurz	05 - James H. Lytal	06 - William J. McAdam
07 - Thomas R. McDaniel

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			For	Against	Abstain
2.	To approve, on a non-binding advisory basis, the compensation of the company’s named executive officers.	☐	☐	☐	3.	Ratification of Grant Thornton LLP as independent registered public accounting firm for 2018.	☐	☐	☐
4.	To approve an amendment to the company’s Amended and Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Class A Common Stock.	☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders to be Held on May 16, 2018: Stockholders may view the proxy statement, this form of proxy and our 2017 Annual Report to Stockholders over the Internet by accessing our website at: http://www.semgroupcorp.com.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — SemGroup Corporation

Annual Meeting – May 16, 2018

Two Warren Place

6120 South Yale Ave., Tulsa, Oklahoma, 5th Floor

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas R. McDaniel, Carlin G. Conner and James H. Lytal, and each of them, with full power of substitution, as proxies to represent and vote all of the shares of Class A Common Stock and Series A Cumulative Perpetual Convertible Preferred Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of SemGroup Corporation to be held on the 16th day of May, 2018, at 9:00 a.m., local time, at Two Warren Place, 6120 South Yale Avenue, 5th Floor, Tulsa, Oklahoma, and at any and all adjournments thereof, on all matters coming before said meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES ON PROPOSAL 1 AND “FOR” PROPOSALS 2,3 AND 4.

PLEASE MARK, SIGN AND DATE THE PROXY ON THE REVERSE SIDE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+